FIVE9, INC.

CITY NATIONAL BANK

SILICON VALLEY BANK

LOAN AND SECURITY AGREEMENT

This LOAN AND SECURITY AGREEMENT is entered into as of August 1, 2016 (this “Agreement”), by and among CITY NATIONAL BANK (“CNB”), as a Lender (as defined below) and in its capacity as administrative agent for the Lenders, SILICON VALLEY BANK (“SVB”, and collectively, with CNB, the “Lenders”, and each, a “Lender”), as a Lender, and FIVE9, INC. (“Borrower”).
RECITALS
Borrower wishes to obtain credit from time to time from Lenders, and Lenders desire to extend credit to Borrower. This Agreement sets forth the terms on which Lenders will advance credit to Borrower, and Borrower will repay the amounts owing to Lenders.
AGREEMENT
The parties agree as follows:
1.DEFINITIONS AND CONSTRUCTION.
1.1    Definitions. As used in this Agreement, the following terms shall have the following definitions:
“Accounts” means any “account” as defined in the Code, including, without limitation all presently existing and hereafter arising accounts, contract rights, payment intangibles, and all other forms of obligations owing to Borrower arising out of the sale or lease of goods (including, without limitation, the licensing of software and other technology) or the rendering of services by Borrower, whether or not earned by performance, and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Borrower and Borrower’s Books relating to any of the foregoing. Unless otherwise stated, the term “Account,” when used herein, shall mean an Account of the Borrower.
“Adjusted EBITDA” means, with respect to any Person for fiscal period, an amount equal to the sum of (a) Consolidated Net Income (or Deficit) of such Person for such fiscal period, plus (b) in each case to the extent deducted in the calculation of such Person’s Consolidated Net Income (or Deficit) and without duplication, (i) depreciation and amortization for such period, plus (ii) income tax expense for such period, plus (iii) Consolidated Total Interest Expense paid or accrued during such period, plus (iv) non-cash expense associated with stock based compensation, plus (v) all extraordinary and non-recurring losses and expenses reasonably acceptable to the Required Lenders, and minus, (c) to the extent added in computing Consolidated Net Income (or Deficit), and without duplication, all extraordinary and non-recurring gains (including income tax benefits) for such period, all as determined in accordance with GAAP.
“Administrative Agent” means CNB, not in its individual capacity, but solely as administrative agent on behalf of and for the benefit of the Lenders.
“Administrative Agent-Related Person” means the Administrative Agent, together with its Affiliates, and the officers, directors, employees, agents, advisors, auditors and attorneys in fact of the Administrative Agent and such Affiliates; provided, however, that no Affiliate of Borrower shall be an Administrative Agent-Related Person.
“Advance” or “Advances” means a cash advance or cash advances under the Revolving Facility, including under the Letter of Credit Sublimit.
“Affiliate” means, with respect to any Person, any Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise; and each of such Person’s senior executive officers, directors, and partners.

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“Borrower’s Books” means all of Borrower’s books and records including: ledgers; records concerning Borrower’s assets or liabilities, the Collateral, business operations or financial condition; and all computer programs, or tape files, and the equipment, containing such information.
“Borrowing Base” means, as of any date of determination, an amount equal to the Monthly Recurring Revenue for the four months prior to such date multiplied by the average dollar based retention rate (expressed as a percentage) over the twelve months prior to such date, in each case as determined by Administrative Agent with reference to the most recent Borrowing Base Certificate.
“Borrowing Base Certificate” means a certificate substantially in the form of Exhibit C hereto.
“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks in the State of California are authorized or required to close.
“Change in Control” shall mean (a) a transaction in which any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of a sufficient number of shares of all classes of stock then outstanding of Borrower ordinarily entitled to vote in the election of directors, empowering such “person” or “group” to elect a majority of the Board of Directors or other equivalent governing body of Borrower, who did not have such power before such transaction or (b) during any period of 12 consecutive months, a majority of the members of the Board of Directors or other equivalent governing body of Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.
“Change in Law” means the occurrence, after the date of this Agreement of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any governmental authority, (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any governmental authority, (d) all rules, guidelines or directives thereunder or issued in connection with the Dodd-Frank Wall Street Reform and Consumer Protection (regardless of the date enacted, adopted or issued), and (e) all rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or any United States regulatory authorities pursuant to the Basil III (regardless of the date enacted, adopted or issued).
“Closing Date” means the date of this Agreement.
“Code” means the California Uniform Commercial Code.
“Collateral” means the property described on Exhibit A attached hereto.
“Commitment Amount” is set forth in Schedule 1.1, as amended from time to time.
“Commitment Percentage” means, as of any date of determination, with respect to each Lender, a percentage determined by dividing (a) its Commitment Amount by (b) the aggregate Commitment Amount of all Lenders.
“Consolidated Net Income (or Deficit)” means, for any Person for any period, the consolidated net income (or deficit) of such Person, determined in accordance with GAAP.
“Consolidated Total Interest Expense” means with respect to any Person for any period, the aggregate amount of interest required to be paid or accrued by such Person during such period on all Indebtedness of such Person

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outstanding during all or any part of such period, whether such interest was or is required to be reflected as an item of expense or capitalized, including payments consisting of interest in respect of any capitalized lease or any synthetic lease, and including commitment fees, agency fees, facility fees, balance deficiency fees and similar fees or expenses in connection with the borrowing of money, all on a consolidated basis.
“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards, or merchant services issued or provided for the account of that Person; and (iii) all obligations arising under any agreement or arrangement designed to protect such Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by Administrative Agent in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.
“Copyrights” means any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof.
“Credit Extension” means each Advance, any issuance of a Letter of Credit, or any other extension of credit by Lenders for the benefit of Borrower hereunder.
“Daily Balance” means the sum of, without duplication, the aggregate outstanding principal amount of all Advances (other than Advances consisting of Letters of Credit or obligations in respect thereof) plus the aggregate undrawn amount of all issued and outstanding Letters of Credit plus the aggregate amount of all drawn but unreimbursed amounts under any Letter of Credit, in each case at the end of a given day.
“Default” means any circumstance that, with the passage of time or giving of notice, would constitute an Event of Default.
“Default Rate” has the meaning set forth in Section 2.3(b).
“Equipment” means all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which Borrower has any interest.
“Equity Interests” means, with respect to any Person, the capital stock, partnership or limited liability company interest, or other equity securities or equity ownership interests of such Person.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.
“Event of Default” has the meaning assigned in Article 8.
“GAAP” means generally accepted accounting principles as in effect from time to time.
“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.
“Indebtedness” means (a) all indebtedness for borrowed money or the deferred purchase price of property or services, including without limitation reimbursement and other obligations with respect to surety bonds and letters of

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credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations and (d) all Contingent Obligations.
“Insolvency Proceeding” means any proceeding commenced by or against any person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.
“Intellectual Property” means all of a Person’s right, title, and interest in and to the following: Copyrights, Trademarks and Patents; all trade secrets, all design rights, claims for damages by way of past, present and future infringement of any of the rights included above, all licenses or other rights to use any of the Copyrights, Patents or Trademarks, and all license fees and royalties arising from such use to the extent permitted by such license or rights; all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents; and all proceeds and products of the foregoing, including without limitation all payments under insurance or any indemnity or warranty payable in respect of any of the foregoing.
“Inventory” means all inventory in which Borrower has or acquires any interest, including work in process and finished products intended for sale or lease or to be furnished under a contract of service, of every kind and description now or at any time hereafter owned by or in the custody or possession, actual or constructive, of Borrower, including such inventory as is temporarily out of its custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above, and Borrower’s Books relating to any of the foregoing.
“Investment” means any beneficial ownership of (including stock, partnership interest or other securities) any Person, or any loan, advance or capital contribution to any Person.
“IRC” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.
“Issuing Bank” means City National Bank.
“L/C Disbursements” means a payment or disbursement made by Issuing Bank pursuant to a Letter of Credit.
“Letter of Credit” means a letter of credit issued under this Agreement.
“Lien” means any mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.
“Lender Expenses” means all: reasonable costs or expenses (including reasonable attorneys’ fees and expenses) incurred in connection with the preparation, negotiation, administration, and enforcement of the Loan Documents; reasonable Collateral audit fees; and Administrative Agent and each Lender’s reasonable attorneys’ fees and expenses incurred in connection with negotiating, amending, enforcing or defending the Loan Documents (including fees and expenses of appeal), incurred before, during and after an Insolvency Proceeding, whether or not suit is brought.
“Letter of Credit Sublimit” means a sublimit for the issuance of Letters of Credit under the Revolving Line in an amount equal to Five Million Dollars ($5,000,000) at any time.
“Loan Commitment” means, for any Lender, the obligation of such Lender to make Advances up to its Commitment Amount. “Loan Commitments” means the aggregate Loan Commitment of all Lenders.
“Loan Documents” means, collectively, this Agreement, any note or notes executed by Borrower, any agreements with Issuing Bank relating to the issuance of Letters of Credit hereunder, and any other agreement entered into in connection with this Agreement, all as amended or extended from time to time.

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“Material Adverse Effect” means a material adverse effect on (i) the business operations or condition (financial or otherwise) of Borrower and its Subsidiaries taken as a whole or (ii) the ability of Borrower to repay the Obligations or otherwise perform its obligations under the Loan Documents or (iii) the value of or priority of Administrative Agent’s security interests in the Collateral.
“Monthly Recurring Revenue” means, for any applicable period, the gross revenue received by Borrower during such period on a recurring basis (and not extraordinary gains or other payments outside the ordinary course of business), including subscription and usage revenue, as such revenue terms are defined in accordance with GAAP.
“Negotiable Collateral” means all letters of credit of which Borrower is a beneficiary, notes, drafts, instruments, securities, documents of title, and chattel paper, and Borrower’s Books relating to any of the foregoing.
“Obligations” means all debt, principal, interest, Lender Expenses and other amounts owed to Administrative Agent, Lenders and Issuing Bank by Borrower pursuant to this Agreement or any other Loan Document or agreement for the provision of bank services by any Lender, whether absolute or contingent, due or to become due, now existing or hereafter arising, including any interest that accrues after the commencement of an Insolvency Proceeding.
“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations in part of the same.
“Periodic Payments” means all installments or similar recurring payments that Borrower may now or hereafter become obligated to pay to Lenders pursuant to the terms and provisions of any Loan Document.
“Permitted Acquisition” means any acquisition by Borrower or any of its Subsidiaries, whether by purchase, merger or otherwise, of all or substantially all of the assets of, the Equity Interests of, or a business or product line or unit or a division of, any Person (each, an “Acquisition”) so long as:
(a)(i)    immediately before and immediately after giving effect to such Acquisition, no Default or Event of Default shall have occurred and be continuing, (ii) immediately after giving effect to such Acquisition, the Borrower shall be in compliance with each of the covenants set forth in Section 6.9 and 6.10 for the most recently ended testing period and for the succeeding twelve-month period, based upon financial information delivered to the Required Lenders which give effect, on a pro forma basis, to the Acquisition, and (iii) and the proposed Acquisition is consensual;
(b)    Borrower has provided the Administrative Agent with (i) written notice of the proposed Acquisition promptly upon the execution of any letter of intent in connection therewith or concurrently with Borrower's notification to the board of directors of such proposed Acquisition and (ii) not later than five (5) Business Days prior to the anticipated closing date of the proposed Acquisition, copies of the then current drafts of acquisition agreement and other material documents relative to the proposed Acquisition;
(c)(i)     the aggregate amount of the cash consideration paid by the Borrower or any of its Subsidiaries in connection with any particular Acquisition shall not exceed $10,000,000, and (ii) the aggregate amount of the cash consideration paid by the Borrower or any of its Subsidiaries in connection with all such Permitted Acquisitions consummated during the term of this Agreement shall not exceed $20,000,000;
(d)    the newly-created or acquired Subsidiary (or assets acquired in connection with such asset sale) shall be (x) in the same or a related line of business as that conducted by the Borrower on the date hereof, or (y) in a business that is ancillary to and in furtherance of the line of business as that conducted by the Borrower on the date hereof; and
(e)    any such newly-created or acquired Subsidiary shall become a Borrower or secured guarantor and comply with the requirements of Section 6.7.
“Permitted Indebtedness” means:

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(a)    Indebtedness of Borrower in favor of Administrative Agent, Lenders or Issuing Bank arising under this Agreement or any other Loan Document;
(b)    Indebtedness existing on the Closing Date and disclosed in the Schedule and any extensions, renewals and replacements of such Indebtedness, provided that the principal amount thereof (or, as the case may be, the maximum commitment amount thereof) is not increased nor the terms made substantially more burdensome to Borrower;
(c)    Indebtedness secured by a Lien described in clause (c) of the defined term “Permitted Liens,” provided (i) such Indebtedness does not exceed the lesser of the cost or fair market value of the equipment financed with such Indebtedness and the cost of installation or improvement thereof and (ii) such Indebtedness does not exceed $25,000,000 in the aggregate at any given time (inclusive of all equipment financing arrangements set forth on the Schedule);
(d)    Indebtedness consisting of trade payables incurred in the ordinary course of business;
(e)    Indebtedness consisting of obligations with respect to corporate credit cards owing to (i) any Lender or (ii) to any other Person in an aggregate outstanding amount not to exceed $250,000 at any time;
(f)    Indebtedness consisting of obligations with respect to merchant services owing to (i) any Lender or (ii) any Person with whom a deposit account is maintained in accordance with the terms of this Agreement, provided that for purposes of this clause (ii), (A) with respect to such Indebtedness incurred by a Subsidiary not organized under the laws of the United States or any state or territory thereof, such merchant services are in the ordinary course and consistent with past practice, and (B) with respect to such Indebtedness incurred by Borrower and any Guarantor, the aggregate amount of processing reserves related thereto shall not exceed $250,000 at any time;
(g)    Subordinated Debt;
(h)    Indebtedness of Borrower owing to any Subsidiary that is a secured guarantor or constituting Subordinated Debt;
(i)    Indebtedness of any Subsidiary owing to Borrower solely to the extent such Indebtedness constitutes a Permitted Investment under clause (d) of such defined term;
(j)    guarantees by any Subsidiary of Indebtedness of Borrower or any other Subsidiary, in each case to the extent that the Indebtedness is permitted under this Agreement;
(k)    Indebtedness owed to any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business; and
(l)    Indebtedness of Borrower or any Subsidiary in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations, in each case provided in the ordinary course of business.
“Permitted Investment” means:
(a)    Investments existing on the Closing Date disclosed in the Schedule;
(b)    (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one (1) year from the date of acquisition thereof, (ii) commercial paper maturing no more than one (1) year from the date of creation thereof and currently having rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (iii) certificates of deposit maturing no more than one (1) year from the date of investment therein issued by any Lender or by any

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commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $250,000,000 and (iv)  money market mutual or similar funds that (A) invest exclusively in assets satisfying the requirements of clauses (i) through (ii) of this definition or (B) that (x) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (y) are rated AAA by S&P and Aaa by Moody’s and (z) have portfolio assets of at least $500,000,000;
(c)    deposits in deposit and securities accounts listed on the Schedule or maintained in accordance with Sections 6.9 and 7.7;
(d)    Investments in the form of equity securities issued by any wholly owned Subsidiaries of Borrower formed after the Closing Date so long as Borrower complies with the requirements of Section 6.7; other Investments in wholly owned Subsidiaries existing as of the Closing Date solely to the extent necessary to maintain such Subsidiary’s operations in support of Borrower’s business in the ordinary course consistent with past transfer pricing practices; other Investments in wholly owned Subsidiaries existing after the Closing Date that are in compliance with Section 6.7 solely to the extent necessary to establish such Subsidiary’s operations in support of Borrower’s business, and maintain such Subsidiary’s operations in the ordinary course and consistent with past transfer pricing practices; and Permitted Transfers;
(e)    loans or advances made by any Subsidiary to (i) Borrower, (ii) any other Subsidiary that is a secured guarantor or (iii) any other Subsidiary that is not a secured guarantor in an aggregate outstanding amount not to exceed $500,000 at any time;
(f)    loans or advances made to employees on an arms-length basis in the ordinary course of business consistent with past practices for travel and entertainment expenses, relocation costs and similar purposes up to a maximum of $250,000 in the aggregate at any one time outstanding;
(g)    notes payable, or stock or other securities issued by account debtors to Borrower or any Subsidiary pursuant to negotiated agreements with respect to settlement of such account debtor’s Accounts in the ordinary course of business, consistent with past practices; and
(h)    other Investments in an aggregate amount not to exceed $3,000,000 in the aggregate unless consented to by the Required Lenders on a case by case basis.
“Permitted Liens” means the following:
(a)    any Liens existing on the Closing Date and disclosed in the Schedule or arising under this Agreement or the other Loan Documents;
(b)    Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings, provided the same have no priority over any of Administrative Agent’s security interests;
(c)    Liens (i) upon or in any equipment acquired or held by Borrower or any of its Subsidiaries (including pursuant to a lease arrangement) to secure the purchase price and the costs of installation or improvement of such equipment or indebtedness incurred solely for the purpose of financing the acquisition of such equipment and the installation or improvement thereof, or (ii) existing on such equipment at the time of its acquisition, provided that, in each case, the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such equipment and the amount of Indebtedness secured thereby does not exceed the amounts permitted by clause (c) of the definition of “Permitted Indebtedness”;
(d)    Liens of materialmen, mechanics, warehousemen, carriers, artisan's or other similar Liens arising in the ordinary course of Borrower's business or by operation of law, which are not past due or which are being contested in good faith by appropriate proceedings and for which reserves satisfactory to the Required Lenders

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have been established, and do not in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of Borrower or any Subsidiary;
(e)    pledges and deposits (other than any Lien imposed by ERISA) made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;
(f)    deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business (other than obligations in respect of the payment for borrowed money);
(g)    Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default;
(h)    (i) Liens arising from leases, subleases, licenses or sublicenses (other than Intellectual Property) granted to others in the ordinary course of business not interfering in any material respect with the business of Borrower or any Subsidiary, and not interfering with any interest or title of a lessor under any lease, and (ii) non-exclusive licenses or sublicenses of Intellectual Property granted to third parties in the ordinary course of business;
(i)    bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and cash equivalents on deposit in one or more accounts maintained by Borrower or any Subsidiary, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, provided that such accounts are subject to an account control agreement in favor of Administrative Agent, in form and substance satisfactory to Administrative Agent to the extent required under this Agreement; and
(j)    Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (a) and (c) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase.
“Permitted Transfers” means
(a)    Transfers of Inventory in the ordinary course of business;
(b)    Transfers of non-exclusive licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business;
(c)    Transfers of used, worn-out, surplus or obsolete Equipment;
(d)    Transfers of property of any Subsidiary to Borrower or any other Subsidiary that is a secured guarantor;
(e)    Transfers of Intellectual Property of Borrower with an aggregate value not to exceed $15,000,000 to any Subsidiary that is in compliance with Section 6.7, to the extent such Transfer is necessary to effectuate the purposes of Borrower’s corporate restructuring, along with up to $3,000,000 in cash used for start-up capital or operating costs for such Subsidiary in connection with such restructuring, provided that prior to such Transfer(s), Borrower has provided to the Required Lenders pro forma financial statements or other information and details regarding the restructuring and the property being transferred, in form and substance reasonably acceptable to the Required Lenders and the Required Lenders have approved the proposed restructuring and Transfer(s) of Intellectual Property;

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(f)    dispositions of accounts receivable in connection with the compromise, settlement or collection thereof consistent with past practices; and
(g)    dispositions of assets that are not otherwise permitted under this Section 7.1 so long as the aggregate fair market value of all such assets disposed of under this clause (f) do not exceed $250,000 during any calendar year.
“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental agency.
“Prime Rate” means the greater of (i) zero percent (0%), and (ii) the U.S. Prime Rate that appears in The Wall Street Journal from time to time, whether or not such announced rate is the lowest rate available from a Lender.
“Pro Rata Share” means, as of any date of determination, with respect to each Lender, a percentage determined by dividing (a) the Revolving Exposure of that Lender on such date, by (b) the aggregate Revolving Exposure of all Lenders on such date.
“Required Lenders” means (i) for so long as all of the Persons that are Lenders on the Closing Date (each an “Original Lender”) have not assigned or transferred any of their interests in their respective Advances and/or Loan Commitments, Lenders holding one hundred percent (100%) of the aggregate outstanding principal balance of the Advances and/or Loan Commitments, or (ii) at any time from and after any Original Lender has assigned or transferred any interest in its Advances and/or Loan Commitment, Lenders holding sixty-six percent (66%) of the aggregate outstanding principal balance of Advances and/or Loan Commitments; provided that so long as there is more than one (1) Lender, at least two (2) Lenders shall be necessary to constitute “Required Lenders. For purposes of this definition only, a Lender shall be deemed to include itself and any Lender that is an Affiliate of such Lender.
“Responsible Officer” means each of the Chief Executive Officer, the Chief Financial Officer and the Vice President Finance of Borrower.
“Revolving Exposure” means, with respect to any Lender as of any date of determination, (i) prior to the termination of the Loan Commitments, that Lender’s Commitment Amount, and (ii) after the termination of the Loan Commitments, the sum of, without duplication, (a) the aggregate outstanding principal amount of Advances of that Lender, plus (b) the aggregate amount of all participations by that Lender in any outstanding Letters of Credit or any unreimbursed drawing under any Letter of Credit.
“Revolving Facility” means the facility under which Borrower may request Lenders to issue Advances, as specified in Section 2.1(a) hereof.
“Revolving Line” means a credit extension of up to Fifty Million Dollars ($50,000,000).
“Revolving Maturity Date” means the third anniversary of the Closing Date.
“Schedule” means the schedule of exceptions attached hereto, if any, including any updates to such Schedule, as such may be delivered by Borrower to Administrative Agent from time to time, and accepted by the Required Lenders.
“Shares” is defined in Section 4.4.
“Subordinated Debt” means any debt incurred by Borrower that is subordinated to the debt owing by Borrower to Lenders on terms reasonably acceptable to Administrative Agent and the Required Lenders (and identified as being such by Borrower and Required Lenders).
“Subsidiary” means any corporation, company or partnership in which (i) any general partnership interest or (ii) more than 50% of the stock or other units of ownership which by the terms thereof has the ordinary voting power

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to elect the Board of Directors, managers or trustees of the entity, at the time as of which any determination is being made, is owned by a Person, either directly or through an Affiliate. Unless the context shall require otherwise, “Subsidiary” shall refer to a Subsidiary of Borrower.
“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.
“Unused Line Fee” is defined in Section 2.6.
1.2    Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP and all calculations made hereunder shall be made in accordance with GAAP. When used herein, the terms “financial statements” shall include the notes and schedules thereto. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number.
2    LOAN AND TERMS OF PAYMENT.
2.1    Credit Extensions. Borrower promises to pay to Administrative Agent, for the ratable benefit of the Lenders, in lawful money of the United States of America, the aggregate unpaid principal amount of all Credit Extensions made hereunder in accordance with the terms hereof. Borrower shall also pay interest on the unpaid principal amount of such Credit Extensions at rates in accordance with the terms hereof.
(a)    Revolving Advances.
(i)    Subject to and upon the terms and conditions of this Agreement, Borrower may request, and Lenders shall, severally and not jointly, according to each Lender’s Loan Commitment, make Advances in an aggregate outstanding amount not to exceed the lesser of (i) the Revolving Line or (ii) the Borrowing Base. Subject to the terms and conditions of this Agreement, amounts borrowed pursuant to this Section 2.1(a) may be repaid and reborrowed at any time prior to the Revolving Maturity Date, at which time all Advances under this Section 2.1(a) shall be immediately due and payable. Borrower may prepay any Advances without penalty or premium. Borrower may at any time and from time to time, upon at least ten (10) Business Days prior written notice to Administrative Agent, permanently reduce, without premium or penalty, (A) the entire Commitment Amount at any time or (B) portions of the Commitment Amount, from time to time, in an aggregate principal amount not less than whole multiple of $1,000,000. Any reduction of the Commitment Amount shall be applied to the Commitment Amount of each Lender according to its Commitment Percentage.
(ii)    Whenever Borrower desires an Advance, Borrower will notify Administrative Agent by facsimile or other electronic transmission or telephone no later than 11:00 a.m. Pacific time, on the Business Day prior to the Business Day that the Advance is to be made. Each such notification shall be promptly confirmed by a Payment/Advance Form in substantially the form of Exhibit B hereto. Upon receipt of such notification, Administrative Agent shall promptly notify each Lender, and Lender shall fund its pro rata portion of the Advance to be made in accordance with such Lender’s Commitment Percentage into an account designated by Administrative Agent no later than 12:00 p.m. (noon) Pacific time on the Business Day the Advance is to be made. Administrative Agent is authorized to make Advances under this Agreement, based upon instructions received from a Responsible Officer or a designee of a Responsible Officer, or without instructions if in Administrative Agent’s reasonable discretion such Advances are necessary to meet Obligations which have become due and remain unpaid. Administrative Agent shall be entitled to rely on any telephonic notice given by a person whom Administrative Agent reasonably believes to be a Responsible Officer or a designee thereof, and Borrower shall indemnify and hold Administrative Agent and each Lender harmless for any damages or loss suffered by such Person as a result of such reliance except for damages or losses caused by Administrative Agent’s gross negligence or willful misconduct. Unless Administrative Agent shall have determined that any of the conditions set forth in Section 3.1 or 3.2, as applicable, have not been satisfied,

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Administrative Agent will credit the amount of Advances to a deposit account of Borrower maintained with Administrative Agent on the Business Day the Advance is to be made.
(iii)    All Advances shall be made, and all participations purchased, by Lenders simultaneously and in accordance to their respective Commitment Percentage, it being understood that no Lender shall be responsible for any default by any other lender in such other Lender’s obligation to make an Advance requested hereunder or purchase a participation required hereby, nor shall any commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make an Advance requested hereunder or purchase a participation required hereby.
(iv)    Unless Administrative Agent shall have been notified by any Lender prior to the Business Day the Advance is requested to be made, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on the Business Day the Advance is to be made, and Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to Borrower a corresponding amount on the Business Day the Advance is requested to be made. If such corresponding amount is not in fact made available to Administrative Agent by such Lender, Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such day the Advance was made until the date such amount is paid to Administrative Agent, at a rate reasonably determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. If such Lender does not pay such corresponding amount forthwith upon Administrative Agent’s demand therefor, Administrative Agent shall promptly notify Borrower and Borrower shall immediately pay such corresponding amount to Administrative Agent together with interest thereon, for each day from the date of such Advance until the date such amount is paid to Administrative Agent, at the rate applicable to Advances pursuant to Section 2.3. Nothing in this Section shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that Borrower may have against any Lender as a result of any default by such Lender hereunder.
(v)    Borrower will use the proceeds of the Advances for the repayment of existing indebtedness and working capital needs or general corporate purposes.
(b)    Letters of Credit.
(i)    Subject to the terms and conditions hereof, Issuing Bank will issue Letters of Credit in form and substance acceptable to Issuing Bank for the account of Borrower on any Business Day before the Revolving Maturity Date. The aggregate undrawn amount of all issued and outstanding Letters of Credit plus the aggregate amount of all drawn but unreimbursed amounts under any Letter of Credit shall at all times reduce the amount otherwise available for Advances under the Revolving Line. Unless otherwise agreed by the Lenders, each Letter of Credit shall (i) be denominated in Dollars and (ii) expire no later than the earlier of (A) 30 days prior to the Revolving Maturity Date (unless cash collateral is provided therefor as provided hereunder) and (ii) the first anniversary of its date of issuance; provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (A) above).
(ii)    Borrower may from time to time request that Issuing Bank issue a Letter of Credit by delivering to Issuing Bank an application and such other documents as Issuing Bank may request. Issuing Bank shall furnish a copy of such Letter of Credit to Borrower and Lenders promptly following the issuance thereof.
(iii)    Borrower shall pay Issuing Bank such fees as are incurred or charged by Issuing Bank in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.
(iv)    Issuing Bank grants to each Lender, and each Lender irrevocably agrees to accept and purchase from Issuing Bank, on the terms and conditions set forth below, an undivided interest equal to such Lender’s Commitment Percentage in Issuing Bank’s obligations and rights under and in respect of each Letter of Credit and the amount of each draft paid by Issuing Bank thereunder. If a draft is paid under any Letter of Credit for which Issuing Bank is not reimbursed in full by Borrower, such Lender shall pay to Issuing Bank upon demand an

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amount equal to such Lender’s Commitment Percentage of the amount of such draft, or any part thereof, that is not so reimbursed. Each Lender’s obligation to pay such amount shall be absolute and unconditional.
(v)    If Issuing Bank shall make any L/C Disbursement in respect of a Letter of Credit, Borrower shall pay or cause to be paid to Issuing Bank an amount equal to the entire amount of such L/C Disbursement not later than the immediately following Business Day. Each such payment shall be made to Issuing Bank in Dollars and in immediately available funds. Unless Borrower immediately notifies Issuing Bank that Borrower intends to reimburse Issuing Bank for such L/C Disbursement from other sources or funds, Borrower is deemed to have timely given a Payment/Advance Form to Administrative Agent requesting that Lenders make an Advance on the applicable repayment date in the amount of such L/C Disbursement and Lenders shall make an Advance in such amount, the proceeds of which shall be applied to reimburse Issuing Bank for such L/C Disbursement. If Issuing Bank shall not have received payment from Borrower (by an Advance or otherwise), Issuing Bank will promptly notify the Administrative Agent of the L/C Disbursement and the Administrative Agent will promptly notify each Lender of such L/C Disbursement, and each Lender shall pay to Issuing Bank upon demand an amount equal to such Lender’s Commitment Percentage of such L/C Disbursement; upon such payment, Borrower shall be required to reimburse the Lenders for such payments (including interest accrued thereon from the date of such payment until the date of such reimbursement at the Default Rate) on demand.
(vi)    Borrower’s obligations under this Section are absolute and unconditional and irrespective of any setoff, counterclaim or defense to payment that Borrower may have or have had against Issuing Bank, any beneficiary of a Letter of Credit or any other Person. Issuing Bank shall not be responsible for, and Borrower’s obligations hereunder shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among Borrower and any beneficiary of any Letter of Credit or any other Person. Issuing Bank shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of Issuing Bank.
(vii)    If any draft shall be presented for payment under any Letter of Credit, Issuing Bank shall promptly notify Borrower and the Administrative Agent of the date and amount thereof. The responsibility of Issuing Bank to Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.
(viii)    To the extent that any provision of any application related to any Letter of Credit is inconsistent with the provisions of this Section 2.1(b), the provisions of this Section 2.1(b) shall apply.
(ix)    Issuing Bank shall not at any time be obligated to issue any Letter of Credit if Issuing Bank has received written notice from any Lender, the Administrative Agent or the Borrower, at least one Business Day prior to the requested date of issuance, amendment, renewal or reinstatement of such Letter of Credit, that one or more of the applicable conditions contained in Section 3.2 shall not then be satisfied.
(x)    Borrower shall provide to Administrative Agent cash collateral equal to 105% of the aggregate undrawn amount of such Letters of Credit, plus all accrued and unpaid interest, fees, and costs due in connection therewith, to secure all of the Obligations relating to such Letters of Credit (i) on the Revolving Maturity Date (or the effective date of any termination of this Agreement) if there are any outstanding Letters of Credit on such date or (ii) as required under Section 2.2.
2.2    Overadvances. If, without duplication, the aggregate outstanding principal amount of all Advances (other than Advances consisting of Letters of Credit or obligations in respect thereof) plus the aggregate undrawn amount of all issued and outstanding Letters of Credit plus the aggregate amount of all drawn but unreimbursed amounts under any Letter of Credit exceeds the lesser of the Revolving Line or the Borrowing Base at any time,

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Borrower shall immediately pay to Administrative Agent the amount of such excess in cash (a) with respect to Advances (other than Advances consisting of Letters of Credit or obligations in respect thereof), for distribution the Lenders in accordance with each Lender’s Commitment Percentage promptly upon receipt thereof by Administrative Agent or (b) with respect to Advances consisting of Letters of Credit, as cash collateral as provided by Section 2.1(b)(x).
2.3    Interest Rates, Payments, and Calculations.
(a)    Interest Rates. Except as set forth in Section 2.3(b), the Advances (other than Advances consisting of Letters of Credit or obligations in respect thereof) shall bear interest, on the outstanding principal amount thereof, at a rate per annum equal to one half of one percent (0.50%) above the Prime Rate, provided that if Borrower and its consolidated Subsidiaries’ Adjusted EBITDA at the end of any fiscal quarter is less than $1.00 for such fiscal quarter, then the Advances (other than Advances consisting of Letters of Credit or obligations in respect thereof) shall bear interest, on the outstanding principal amount thereof, at a rate per annum equal to three quarters of one percent (0.75%) above the Prime Rate until Borrower has provided evidence to Lenders that Borrower and its consolidated Subsidiaries have Adjusted EBITDA of at least $1.00 for the preceding two fiscal quarters, at which time the interest rate shall revert to a rate per annum equal to one half of one percent (0.50%) above the Prime Rate.
(b)    Default Rate. All Obligations shall bear interest, from and after the occurrence and during the continuance of an Event of Default, at the option of the Required Lenders, at a rate equal to two (2) percentage points above the interest rate applicable immediately prior to the occurrence of such Event of Default (the “Default Rate”); provided that the Default Rate shall be applicable automatically upon an Event of Default pursuant to Sections 8.1 or 8.5.
(c)    Payments. Interest hereunder shall be due and payable on the first Business Day of each month during the term hereof. Administrative Agent shall, at its option, charge such interest, all Lender Expenses, and all Periodic Payments against any of Borrower’s deposit accounts or against the Revolving Line, in which case those amounts shall thereafter accrue interest at the rate then applicable hereunder. Any interest not paid when due shall be compounded by becoming a part of the Obligations, and such interest shall thereafter accrue interest at the rate then applicable hereunder. Administrative Agent shall promptly distribute payments received by it in its capacity as Administrative Agent pursuant to this Agreement to Lenders, in accordance with each Lender’s Pro Rata Share promptly upon receipt.
(d)    Computation. In the event the Prime Rate is changed from time to time hereafter, the applicable rate of interest hereunder shall be increased or decreased, effective as of the day the Prime Rate is changed, by an amount equal to such change in the Prime Rate. All interest chargeable under the Loan Documents shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed. Each determination of an interest rate or the amount of a fee under the Loan Documents shall be made by Administrative Agent and shall be conclusive, binding and final for all purposes, absent demonstrable error.
(e)    Maximum Rate. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Advances or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
2.4    Crediting Payments. So long as no Event of Default has occurred and is existing, Administrative Agent shall credit a wire transfer of funds, check or other item of payment to such deposit account or pay such amount to the Administrative Agent, for the ratable benefit of the Lenders, to be applied to the Obligations as Borrower specifies. After the occurrence and during the continuation of an Event of Default, the receipt by a Lender

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or of any wire transfer of funds, check, or other item of payment shall be immediately paid to Administrative Agent, for the ratable benefit of the Lenders, to conditionally reduce Obligations in accordance with Section 9.3, but shall not be considered a payment on such account unless such payment is of immediately available federal funds or unless and until such check or other item of payment is honored when presented for payment. Notwithstanding anything to the contrary contained herein, any wire transfer or payment received by a Lender after 12:00 noon Pacific Time shall be deemed to have been received by such Lender as of the opening of business on the immediately following Business Day. Whenever any payment under the Loan Documents would otherwise be due (except by reason of acceleration) on a date that is not a Business Day, such payment shall instead be due on the next Business Day, and additional fees or interest, as the case may be, shall accrue and be payable for the period of such extension.
2.5    Withholding. Payments made on account of the Obligations by Borrower under this Agreement will be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority (including any interest, additions to tax or penalties applicable thereto) other than income, franchise or branch profit taxes imposed on (or measured by) any Lender’s net income by the United States of America. Specifically, however, if at any time any Governmental Authority, applicable law, regulation or international agreement requires Borrower to make any withholding or deduction from any such payment or other sum payable hereunder, for any such tax, Borrower hereby covenants and agrees that the amount due from Borrower with respect to such payment or other sum payable hereunder will be increased to the extent necessary to ensure that, after the making of such required withholding or deduction, each Lender receives a net sum equal to the sum which it would have received had no withholding or deduction been required, and Borrower shall pay the full amount withheld or deducted to the relevant Governmental Authority. Borrower will, upon request, furnish any Lender with proof reasonably satisfactory to such Lender indicating that Borrower has made such withholding payment; provided, however, that Borrower need not make any withholding payment if the amount or validity of such withholding payment is contested in good faith by appropriate and timely proceedings and as to which payment in full is bonded or reserved against by Borrower. The agreements and obligations of Borrower contained in this Section shall survive the termination of this Agreement.
2.6    Fees. Borrower shall pay to Administrative Agent, and Administrative Agent shall distribute to Lenders in accordance with each Lender’s Commitment Percentage (except in case of Lender Expenses, in which case each Lender and Administrative Agent shall receive Lender Expenses owed to such Person) promptly upon receipt, the following:
(a)    Facility Fees.
(i)    on the Closing Date, a fully earned, non-refundable facility fee equal to $125,000, and
(ii)    an anniversary fee on each of the first and the second anniversary of the Closing Date, equal to $31,250, each of which shall be fully earned and non-refundable as of the Closing Date and which shall be accelerated and be due and payable in full upon (i) the occurrence of an Event of Default, or (ii) the termination of this Agreement;
(b)    Unused Fee. Within ten days of the last day of each fiscal quarter, a fee, payable in arrears, equal to 0.25% per annum on the average daily difference between (i) the Revolving Line and (ii) the Daily Balance during such fiscal quarter;
(c)    Lender Expenses. On the Closing Date, all Lender Expenses incurred through the Closing Date, including reasonable attorneys’ fees and expenses, and, after the Closing Date, all Lender Expenses incurred after the Closing Date, including reasonable attorneys’ fees and expenses, within 10 days after demand therefor by Administrative Agent or such Lender.
2.7    Term. This Agreement shall become effective on the Closing Date and, subject to Section 12.7, shall continue in full force and effect for so long as any Obligations remain outstanding or any Lender has any obligation to make Credit Extensions under this Agreement. Notwithstanding the foregoing, Lenders shall

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have the right to terminate its obligation to make Credit Extensions under this Agreement immediately and without notice upon the occurrence and during the continuance of an Event of Default in accordance with this Agreement. Notwithstanding termination, Administrative Agent’s Lien on the Collateral shall remain in effect for so long as any Obligations (other than inchoate indemnity obligations or Obligations that have been cash collateralized in accordance herewith) are outstanding.
3.    CONDITIONS OF LOANS.
3.1    Conditions Precedent to Initial Credit Extension. The obligation of Lenders to make the initial Credit Extension is subject to the condition precedent that:
(a)    Administrative Agent shall have received, in form and substance satisfactory to Administrative Agent and the Lenders, the following:
(i)    this Agreement;
(ii)    a secured guaranty by Five9 Acquisition LLC;
(iii)    an intellectual property security agreement;
(iv)    (a) a certificate of the Secretary of Borrower and any guarantors with respect to incumbency and resolutions authorizing the execution and delivery of this Agreement, (b) formation documents, as certified by the Secretary of State (or equivalent agency) of Borrower’s and any guarantors’ jurisdiction of organization on a date that is no earlier than thirty (30) days prior to the Closing Date, and bylaws (or equivalent) in current form, and (c) a long-form good standing certificate of Borrower and any guarantor certified by the Secretary of State (or equivalent agency) of such entities jurisdiction of organization or formation each as of a date no earlier than thirty (30) days prior to the Closing Date;
(v)    UCC National Form Financing Statement;
(vi)    a certificate and/or endorsement of insurance naming Administrative Agent as lender loss payee and additional insured;
(vii)    a payoff letter from CNB with respect to amounts outstanding under the Loan and Security Agreement dated March 8, 2013, as amended to date;
(viii)    a payoff letter from Fifth Street Finance Corp.;
(ix)    current financial statements of Borrower;
(x)    a completed Borrowing Base Certificate;
(xi)    an audit of the Collateral, the results of which shall be satisfactory to Administrative Agent and the Lenders;
(xii)    account control agreements with respect to Borrower’s deposit and securities accounts;
(b)    Administrative Agent shall have received payment of the fees and Lender Expenses then due specified in Section 2.6 hereof; and
(c)    Administrative Agent and each Lender shall have received such other documents, and completion of such other matters, as such party may reasonably deem necessary or appropriate.

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3.2    Conditions Precedent to all Credit Extensions. The obligation of Lenders to make each Credit Extension, including the initial Credit Extension, is further subject to the following conditions:
(a)    timely receipt by Administrative Agent of the Payment/Advance Forms as provided in Section 2.1;
(b)    the representations and warranties contained in Section 5 shall be true and correct in all material respects on and as of the date of such Payment/Advance Form and on the effective date of each Credit Extension as though made at and as of each such date (except (i) to the extent that such representations and warranties expressly relate to an earlier specified date, in which case such representations and warranties shall have been true and correct in all material respects as of the date when made and (ii) such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof). The making of each Credit Extension shall be deemed to be a representation and warranty by Borrower on the date of such Credit Extension as to the accuracy of the facts referred to in this Section 3.2;
(c)    Borrower is in compliance with all covenants and no Default or Event of Default shall be continuing or would exist after giving effect to such Credit Extension; and
(d)    no event or circumstance has occurred that could reasonably be expected to have a Material Adverse Effect.
4.    CREATION OF SECURITY INTEREST.
4.1    Grant of Security Interest. To secure prompt repayment of any and all Obligations and prompt performance by Borrower of each of its covenants and duties under the Loan Documents, Borrower grants to Administrative Agent, for the ratable benefit of each Lender, a continuing security interest in all presently existing and hereafter acquired or arising Collateral. Except for Permitted Liens which have priority solely by operation or law or Liens described in clause (c) of the definition of Permitted Liens, such security interest constitutes a valid, first priority security interest in the presently existing Collateral, and will constitute a valid, first priority security interest in Collateral acquired after the date hereof. If this Agreement is terminated, Administrative Agent’s Lien in the Collateral shall continue until the Obligations and any other bank services provided by Lenders (other than inchoate indemnity obligations or Obligations that have been cash collateralized in accordance herewith) are repaid in full in cash or cash collateralized in accordance with the terms hereof. Upon payment in full in cash of the Obligations (other than inchoate indemnity obligations or Obligations that have been cash collateralized in accordance herewith) and at such time as Lender’s obligation to make Credit Extensions has terminated, Administrative Agent shall, at the sole cost and expense of Borrower, release its Liens in the Collateral and all rights therein shall revert to Borrower.
4.2    Delivery of Additional Documentation Required. Borrower shall from time to time execute and deliver to Administrative Agent, at the request of Administrative Agent, all Negotiable Collateral, all financing statements and other documents that Administrative Agent may reasonably request, in form reasonably satisfactory to Administrative Agent, to perfect and continue the perfection of Administrative Agent’s security interests in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents. Borrower from time to time may deposit with Administrative Agent specific time deposit accounts to secure specific Obligations. Borrower authorizes Administrative Agent to hold such balances in pledge and to decline to honor any drafts thereon or any request by Borrower or any other Person to pay or otherwise transfer any part of such balances for so long as the Obligations are outstanding.
4.3    Right to Inspect. Administrative Agent and the Lenders (through any of its officers, employees, or agents) shall have the right, upon reasonable prior notice, from time to time during Borrower’s usual business hours but no more than once a year (unless an Event of Default has occurred and is continuing), to inspect Borrower’s Books and to make copies thereof and to check, test, and appraise the Accounts and Collateral in order to verify Borrower’s financial condition or the amount, condition of, or any other matter relating to, the Collateral.

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4.4    Pledge of Shares. Borrower hereby pledges and grants to Administrative Agent, for the ratable benefit of each Lender, a security interest in 65% of the voting Equity Interests of any Subsidiary of Borrower that is a “controlled foreign corporation” (as defined in the IRC) and all Equity Interests including shares of stock of any other Subsidiary of Borrower (collectively, the “Shares”), together with all proceeds and substitutions thereof, all cash, stock and other moneys and property paid thereon, all rights to subscribe for securities declared or granted in connection therewith, and all other cash and noncash proceeds of the foregoing, as security for the performance of the Obligations. Within thirty (30) days of the Closing Date, the certificate or certificates, if any, for the Shares will be delivered to Administrative Agent, accompanied by an instrument of assignment duly executed in blank by Borrower. To the extent required by the terms and conditions governing the Shares, Borrower shall cause the books of each entity whose Shares are part of the Collateral and any transfer agent to reflect the pledge of the Shares. Upon the occurrence of an Event of Default hereunder, Administrative Agent may effect the transfer of any securities included in the Collateral (including but not limited to the Shares) into the name of Administrative Agent and cause new certificates representing such securities to be issued in the name of Administrative Agent or its transferee. Borrower will execute and deliver such documents, and take or cause to be taken such actions, as Administrative Agent may reasonably request to perfect or continue the perfection of Administrative Agent’s security interest in the Shares; provided that with respect to any Subsidiary organized under the laws of any jurisdiction other than the United States or any subdivision thereof, Borrower is not required to execute or deliver any such document or take any such actions unless such Subsidiary has a net worth in excess of $1,000,000 or owns or has rights to any Intellectual Property that is material to Borrower’s business. Unless notified by Administrative Agent in writing otherwise, when an Event of Default shall have occurred and be continuing, Borrower shall be entitled to exercise any voting rights with respect to the Shares and to give consents, waivers and ratifications in respect thereof, provided that no vote shall be cast or consent, waiver or ratification given or action taken which would be inconsistent with any of the terms of this Agreement or which would constitute or create any violation of any of such terms. All such rights to vote and give consents, waivers and ratifications shall terminate upon the written notice by Administrative Agent upon the occurrence and continuance of an Event of Default.
4.5    Authorization to File Financing Statements. Borrower hereby authorizes Administrative Agent to file financing statements, without notice to Borrower, with all appropriate jurisdictions to perfect or protect Administrative Agent’s interest or rights hereunder. Such financing statements may indicate the Collateral as “all assets of the Debtor” or words of similar effect, or as being of an equal or lesser scope, or with greater detail, all in Administrative Agent’s discretion.
5.    REPRESENTATIONS AND WARRANTIES.
Borrower represents and warrants as follows:
5.1    Due Organization and Qualification. Borrower and each Subsidiary is (i) an organization duly existing under the laws of its jurisdiction of organization and (ii) qualified and licensed to do business in any state in which the conduct of its business or its ownership of property requires that it be so qualified, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.
5.2    Due Authorization; No Conflict. The execution, delivery, and performance of the Loan Documents are within Borrower’s powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in Borrower’s certificate of incorporation or bylaws or any material law or regulation of any Governmental Authority applicable to Borrower and its Subsidiaries or its property, nor will they constitute an event of default under any material agreement to which Borrower is a party or by which Borrower is bound. Borrower is not in default under any material agreement to which it is a party or by which it is bound.
5.3    No Prior Encumbrances. Borrower has good and marketable title to its property, free and clear of Liens, except for Permitted Liens.
5.4    Bona Fide Accounts. The Accounts are bona fide existing obligations. The property and services giving rise to such Accounts has been delivered or rendered to the account debtor or to the account debtor’s agent for immediate and unconditional acceptance by the account debtor. Except as disclosed in the Schedule or other written notice provided to Administrative Agent (who shall provide prompt notice thereof to each Lender), Borrower

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has not received notice of actual or imminent Insolvency Proceeding of any account debtor owing Accounts in excess of $250,000.
5.5    Merchantable Inventory. All Inventory is in all material respects of good and marketable quality, free from all material defects (ordinary wear and tear excepted), except for Inventory for which adequate reserves have been made.
5.6    Intellectual Property. Borrower and its Subsidiaries own, or are licensed to use, all Intellectual Property necessary to its business. Neither Borrower nor its Subsidiaries have licensed its Intellectual Property, except for non-exclusive licenses granted to customers in the ordinary course of business. Each of the Patents is valid and enforceable, and no part of the Intellectual Property of Borrower or its Subsidiaries has been judged invalid or unenforceable, in whole or in part, and no claim has been made that any material part of the Intellectual Property of Borrower or its Subsidiaries violates the rights of any third party. Except as set forth in the Schedule, Borrower’s rights as a licensee of Intellectual Property do not give rise to more than seven and one half percent (7.5%) of its gross revenue in any given month, including without limitation revenue derived from the sale, licensing, rendering or disposition of any product or service. Borrower is not a party to, or bound by, any agreement that restricts the grant by Borrower of a security interest in Borrower’s rights under such agreement.
5.7    Name; Location of Chief Executive Office. Except as disclosed in the Schedule, in the five years prior to the Closing Date, Borrower has not done business under any name other than that specified on the signature page hereof. The chief executive office of Borrower is located at the address indicated in Section 10 hereof or such other address provided to Administrative Agent in compliance with Section 7.2. All Borrower’s Inventory and Equipment is located at the location set forth in Section 10 hereof or as set forth in the Schedule or such other location with respect to which Borrower is in full compliance with Section 7.10.
5.8    Litigation. Except as set forth in the Schedule, there are no material actions or proceedings pending by or against Borrower or any Subsidiary before any court or administrative agency that are reasonably likely to be determined in an adverse manner and, if so adversely determined, could reasonably be expected to result in a Material Adverse Effect.
5.9    No Material Adverse Change in Financial Statements. All financial statements delivered by Borrower under Section 6.3 fairly present in all material respects Borrower’s financial condition as of the date thereof and Borrower’s consolidated results of operations for the period then ended. There has not been a material adverse change in the consolidated financial condition of Borrower since the date of the most recent of such financial statements provided to Administrative Agent hereunder or made publicly available by Borrower.
5.10    Solvency, Payment of Debts. The fair salable value of Borrower’s consolidated assets exceeds the fair value of Borrower’s liabilities; Borrower is not left with unreasonably small capital after the transactions in this Agreement; and Borrower is able to pay its debts (including trade debts) as they become due.
5.11    Regulatory Compliance. Borrower and each Subsidiary have met the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA, and no event has occurred resulting from Borrower’s failure to comply with ERISA that could result in Borrower’s incurring any material liability. Borrower is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended. Borrower is not engaged principally, or as one of the important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T and U of the Board of Governors of the Federal Reserve System). Borrower and each Subsidiary have not violated any material statutes, laws, ordinances or rules applicable to it.
5.12    Environmental Condition. None of Borrower’s or any Subsidiary’s properties or assets has ever been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous owners or operators, in the disposal of, or to produce, store, handle, treat, release, or transport, any hazardous waste or hazardous substance other than in material accordance with applicable law; to the best of Borrower’s knowledge, none of Borrower’s properties or assets has ever been designated or identified in any manner pursuant to any environmental

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protection statute as a hazardous waste or hazardous substance disposal site, or a candidate for closure pursuant to any environmental protection statute; no lien arising under any environmental protection statute has attached to any revenues or to any real or personal property owned by Borrower or any Subsidiary; and neither Borrower nor any Subsidiary has received a summons, citation, notice, or directive from the Environmental Protection Agency or any other federal, state or other governmental agency concerning any action or omission by Borrower or any Subsidiary resulting in the releasing, or otherwise disposing of hazardous waste or hazardous substances into the environment.
5.13    Taxes. Except to the extent provided for in Section 6.6, Borrower and each Subsidiary have filed or caused to be filed all tax returns required to be filed, and have paid, or have made adequate provision for the payment of, all taxes reflected therein.
5.14    Subsidiaries. Borrower does not own any stock, partnership interest or other equity securities of any Person, except for Permitted Investments, the Subsidiaries listed on the Schedule or Subsidiaries with respect to which Borrower is in full compliance with Section 6.7.
5.15    Government Consents. Borrower and each Subsidiary have obtained all material consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary for the continued operation of Borrower’s business as currently conducted.
5.16    Deposit and Securities Accounts. Borrower and each Subsidiary maintain deposit or securities accounts only as set forth in the Schedule or such other accounts that are subject to an account control agreement in favor of Administrative Agent to the extent required under this Agreement, in form and substance satisfactory to the Required Lenders.
5.17    Full Disclosure. No representation, warranty or other statement made by Borrower in any certificate or written statement furnished to Administrative Agent or any Lender in connection with the Loan Documents contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading in light of the circumstances when made.
5.18    Shares. Borrower has full power and authority to create a first lien on the Shares and no disability or contractual obligation exists that would prohibit Borrower from pledging the Shares pursuant to this Agreement. There are no subscriptions, warrants, rights of first refusal or other restrictions on, or options exercisable with respect to the Shares. The Shares have been and will be duly authorized and validly issued, and are fully paid and non-assessable. The Shares are not the subject of any present or threatened suit, action, arbitration, administrative or other proceeding, and Borrower does not know of any reasonable grounds for the institution of any such proceedings.
6.    AFFIRMATIVE COVENANTS.
Borrower shall do all of the following:
6.1    Good Standing. Borrower shall maintain its and each of its Subsidiaries’ (i) organizational existence and good standing in its jurisdiction of incorporation and (ii) maintain qualification in each jurisdiction in which it is required under applicable law, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect. Borrower shall maintain, and shall cause each of its Subsidiaries to maintain, in force all licenses, approvals and agreements, the loss of which could reasonably be expected to have a Material Adverse Effect.
6.2    Government Compliance. Borrower shall file when due with the Securities Exchange Commission, all reports and statements required under the Securities Exchange Act of 1934, as amended, and all applicable rules and regulations. Borrower shall meet, and shall cause each Subsidiary to meet, the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. Borrower shall comply, and shall cause each Subsidiary to comply, with all statutes, laws, ordinances and government rules and regulations to which it is subject, noncompliance with which could reasonably be expected to have a Material Adverse Effect.

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6.3    Financial Statements, Reports, Certificates. Borrower shall deliver the following to Administrative Agent:
(a)    within thirty (30) days after the last day of each month, a report on Monthly Recurring Revenue, together with a Borrowing Base Certificate signed by a Responsible Officer in substantially the form of Exhibit C hereto;
(b)    as soon as available, but in any event within thirty (30) days after the end of each month, a Borrower prepared consolidated balance sheet, income, and cash flow statement covering Borrower’s consolidated (and consolidating, if requested by the Administrative Agent) operations during such period, prepared in accordance with GAAP, consistently applied, in a form reasonably acceptable to Administrative Agent along with a Compliance Certificate signed by a Responsible Officer in substantially the form of Exhibit D hereto;
(c)    as soon as available, but in any event within one hundred and twenty (120) days after the end of Borrower’s fiscal year, audited consolidated financial statements of Borrower prepared in accordance with GAAP, consistently applied, together with an unqualified opinion on such financial statements of an independent certified public accounting firm reasonably acceptable to the Required Lenders;
(d)    copies of all statements, reports and notices sent or made available generally by Borrower to its security holders or to any holders of Subordinated Debt and, if applicable, all reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission;
(e)    promptly upon receipt of notice thereof, a report of any legal actions pending or threatened against Borrower or any Subsidiary that could result in damages or costs to Borrower or any Subsidiary of $250,000 or more, or any commercial tort claim acquired by Borrower in an amount in excess of $100,000;
(f)    as soon as available, but in any event no later than 60 days after the beginning of each of Borrower’s fiscal years, annual operating and financial projections (including income statements, balance sheets and cash flow statements presented in a quarterly format) for such fiscal year, as approved by Borrower’s board of directors, in a form consistent with those previously delivered to Administrative Agent;
(g)    as required under Section 6.11(b), the notices specified therein;
(h)    promptly notify Administrative Agent in writing of any event which may be reasonably expected to materially and adversely affect the value, utility of, or Borrower’s claim of ownership in or right to use any of the Intellectual Property that is material to Borrower’s business; and
(i)    such other information as Administrative Agent or any Lender may reasonably request from time to time, including upon request, consolidating annual financial statements of Borrower and its Subsidiaries prepared by Borrower in accordance with GAAP, consistently applied and with all notes.
Administrative Agent shall provide reports, financial statements, certificates, notices, projections and any other information received pursuant to this Section 6.3 to Lenders promptly after receipt thereof by Administrative Agent.
Documents required to be delivered pursuant to Section 6.3 (to the extent any such documents are included in materials otherwise filed with the Securities Exchange Commission) may be delivered electronically and if so, shall be deemed to have been delivered on the date on which the Borrower posts such documents, or provides a link thereto, either: (i) on the Borrower’s website; or (ii) when such documents are posted electronically on the Borrower’s behalf on an internet or intranet website to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent), if any; provided that: (A) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender upon its request to the Borrower to deliver such paper copies until written request to cease delivering paper copies is given by the Administrative Agent or such Lender; and (B) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent and each Lender of the posting of any such documents and provide to the Administrative Agent by email electronic

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versions (i.e. soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
6.4    Audits. Administrative Agent and the Lenders shall have a right from time to time hereafter to audit Borrower’s Collateral in accordance with Section 4.3.
6.5    Inventory; Returns. Borrower shall keep all Inventory in good and marketable condition, free from all material defects (ordinary wear and tear excepted) except for Inventory for which adequate reserves have been made. Returns and allowances, if any, as between Borrower and its account debtors shall be in the ordinary course of business and in accordance with the usual customary practices of Borrower consistent with past practices prior to the date of this Agreement. Borrower shall promptly notify Administrative Agent of all returns and recoveries and of all disputes and claims, where the return, recovery, dispute or claim involves more than Fifty Thousand Dollars ($50,000) (and Administrative Agent shall promptly notify Lenders upon receipt of such notification).
6.6    Taxes. Borrower shall make, and shall cause each Subsidiary to make, due and timely payment or deposit of all material federal, state, and local taxes, assessments, or contributions required of it by law, and will execute and deliver to the Lenders, on demand, appropriate certificates attesting to the payment or deposit thereof; and Borrower will make, and will cause each Subsidiary to make, timely payment or deposit of all material tax payments and withholding taxes required of it by applicable laws, including, but not limited to, those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish the Lenders with proof satisfactory to the Lenders indicating that Borrower or a Subsidiary has made such payments or deposits; provided that Borrower or a Subsidiary need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by Borrower.
6.7    Formation or Acquisition of Subsidiaries. Notwithstanding and without limiting the negative covenants contained in Sections 7.3 and 7.7 hereof, at the time that Borrower or any guarantor forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary, Borrower shall (a) cause such new Subsidiary to become a guarantor with respect to the Obligations, together with such appropriate financing statements and/or control agreements, all in form and substance reasonably satisfactory to Administrative Agent (including being sufficient to grant Administrative Agent, for the ratable benefit of each Lender, a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary), (b) provide to Administrative Agent appropriate certificates and powers and financing statements, pledging all of the direct or beneficial ownership interest in such new Subsidiary, in form and substance reasonably satisfactory to Administrative Agent, for the ratable benefit of each Lender (subject to the limitations in Section 4.4), and (c) provide to Administrative Agent all other documentation in form and substance reasonably satisfactory to such party that in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above. Notwithstanding the foregoing, no newly formed or acquired Subsidiary that is a “controlled foreign corporation” (as defined in the IRC ) will be required to become a guarantor with respect to the Obligations, nor will Borrower be required to pledge more than 65% of the equity interests of any new formed or acquired Subsidiary that is a controlled foreign corporation. Administrative Agent shall promptly provide copies of any documents entered into pursuant to this Section 6.7 to each Lender.
6.8    Insurance.
(a)    Borrower, at its expense, shall keep the Collateral insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as ordinarily insured against by other owners in similar businesses conducted in the locations where Borrower’s business is conducted on the date hereof. Borrower shall also maintain insurance relating to Borrower’s business, ownership and use of the Collateral in amounts and of a type that are customary to businesses similar to Borrower’s.
(b)    All such policies of insurance shall be in such form, with such companies, and in such amounts as are reasonably satisfactory to Administrative Agent. All such policies of property insurance shall contain a lender’s loss payable endorsement, in a form reasonably satisfactory to Administrative Agent, showing

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Administrative Agent as an additional loss payee thereof, and all liability insurance policies shall show the Administrative Agent as an additional insured and shall specify that the insurer must give at least twenty (20) days notice to Administrative Agent before canceling its policy for any reason. Upon Administrative Agent’s request, Borrower shall deliver to Administrative Agent certified copies of such policies of insurance and evidence of the payments of all premiums therefor. All proceeds payable under any such policy shall, at the option of Administrative Agent, be payable to Administrative Agent to be applied on account of the Obligations, for the ratable benefit of the Lenders.
6.9    Accounts. Borrower shall maintain and shall cause each of its Subsidiaries to maintain a majority of its cash and cash equivalents located in the United States in depository, operating, and investment accounts with the Administrative Agent and the Lenders. In addition, Borrower shall at all times maintain a balance of unrestricted cash and cash equivalents with Administrative Agent and the Lenders of at least $25,000,000. Borrower shall cause the applicable bank or financial institution at or with which any such account (other than deposit accounts specifically and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of employees, which accounts have been identified in writing to the Administrative Agent as such, provided that such accounts shall be funded for the subsequent pay period only) is maintained to execute and deliver an account control agreement or other appropriate instrument in form and substance satisfactory to Administrative Agent. Borrower may maintain deposit accounts in countries outside the United States, provided the aggregate balance maintained in such accounts does not exceed more than 10% of the aggregate amounts paid to support Borrower’s operations in the ordinary course of business in those countries since the commencement of Borrower’s operations in such countries.
6.10    Financial Covenant – Liquidity Ratio. Borrower shall maintain as of the end of each month a ratio of unrestricted cash and cash equivalents on deposit with Administrative Agent or any Lender plus Borrower’s net billed accounts receivable to the aggregate outstanding principal amount of the Advances greater than or equal to the ratio as set forth in the schedule below.

Fiscal Year ending	Minimum Liquidity Ratio
December 31, 2016	1.15:1.00
December 31, 2017	1.20:1.00
December 31, 2018	1.25:1.00

6.11    Intellectual Property Rights.
(a)    Borrower shall register or cause to be registered (to the extent not already registered) with the United States Patent and Trademark Office or the United States Copyright Office, as the case may be, those registrable intellectual property rights now owned or hereafter developed or acquired by Borrower, to the extent that Borrower, in its reasonable business judgment, deems it appropriate to so protect such intellectual property rights as soon as practicable.
(b)    Borrower shall provide Administrative Agent on a quarterly basis written notice of any applications or registrations of intellectual property rights filed with the United States Patent and Trademark Office or the United States Copyright Office, including the date of such filing and the registration or application numbers, if any.
(c)    Borrower shall (i) give Administrative Agent not less than 15 days prior written notice of the filing of any applications or registrations with the United States Copyright Office with respect to any Intellectual Property that is material to Borrower’s business, including the title of such intellectual property rights to be registered, as such title will appear on such applications or registrations, and the date such applications or registrations will be filed; (ii) prior to the filing of any such applications or registrations, execute such documents as Administrative

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Agent may reasonably request for Administrative Agent to maintain its perfection in such intellectual property rights to be registered by Borrower; (iii) upon the request of Administrative Agent, either deliver to Administrative Agent or file such documents simultaneously with the filing of any such applications or registrations; and (iv) upon filing any such applications or registrations, promptly provide Administrative Agent with a copy of such applications or registrations together with any exhibits, evidence of the filing of any documents requested by Administrative Agent to be filed for Administrative Agent to maintain the perfection and priority of its security interest in such intellectual property rights, and the date of such filing.
(d)    Borrower shall execute and deliver such additional instruments and documents from time to time as Administrative Agent shall reasonably request to perfect and maintain the perfection and priority of Administrative Agent’s security interest in the Intellectual Property of Borrower.
(e)    Borrower shall (i) protect, defend and maintain the validity and enforceability of the trade secrets, Trademarks, Patents and Copyrights that are material to its business, (ii) use commercially reasonable efforts to detect infringements of the Trademarks, Patents and Copyrights and promptly advise Administrative Agent in writing of material infringements detected and (iii) not allow any Trademarks, Patents or Copyrights that are material to Borrower’s business to be abandoned, forfeited or dedicated to the public without the written consent of the Required Lenders, which shall not be unreasonably withheld.
(f)    Administrative Agent may audit Borrower’s Intellectual Property to confirm compliance with this Section 6.11, provided such audit may not occur more often than once per year (unless an Event of Default has occurred and is continuing). Administrative Agent shall have the right, but not the obligation, to take, at Borrower’s sole expense, any actions that Borrower is required under this Section 6.11 to take but which Borrower fails to take, after 15 days’ notice to Borrower. Borrower shall reimburse and indemnify Administrative Agent for all reasonable costs and reasonable expenses incurred in the reasonable exercise of its rights under this Section 6.11.
6.12    Further Assurances.
(a)    At any time and from time to time Borrower shall execute and deliver such further instruments and take such further action as may reasonably be requested by Administrative Agent or the Required Lenders to affect the purposes of this Agreement.
(b)    In the event Borrower acquires an ownership interest in real property, Borrower shall deliver to Administrative Agent a fully executed mortgage or deed of trust over such real property in form and substance reasonably satisfactory to Administrative Agent, together with such title insurance policies, surveys, appraisals, evidence of insurance, legal opinions, environmental assessments and other documents and certificates as shall be reasonably required by Administrative Agent.
7.    NEGATIVE COVENANTS.
Borrower shall not do any of the following:
7.1    Dispositions. Convey, sell, lease, transfer or otherwise dispose of (collectively, a “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, other than: Permitted Transfers.
7.2    Change in Business; Change in Control or Executive Office. (a) Engage in any business, or permit any of its Subsidiaries to engage in any business, other than the businesses currently engaged in by Borrower and any business substantially similar or related thereto (or incidental thereto); experience the departure of or a change in Borrower’s Chief Executive Officer from the individual holding such office as of the Closing Date and a replacement is not appointed by Borrower’s board of directors within 60 days, or materially cease to conduct business in the manner conducted by Borrower as of the Closing Date; (b) liquidate or dissolve, (c) suffer or permit a Change in Control; or (d) without thirty (30) days prior written notification to Administrative Agent, relocate its chief executive office or state

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of incorporation or change its legal name; or (e) without Administrative Agent’s prior written consent, change the date on which its fiscal year ends. Administrative Agent shall promptly notify Lenders of any such relocation or change.
7.3    Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person, except that (a) Borrower or any of its Subsidiaries may enter into and consummate a Permitted Acquisition, (b) a Subsidiary may merge or consolidate with Borrower or any other Subsidiary that is a secured guarantor and (c) any Subsidiary that is not a secured guarantor may merge into any other Subsidiary that is not a secured guarantor.
7.4    Indebtedness. Create, incur, guarantee, assume or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness.
7.5    Encumbrances. Create, incur, assume or suffer to exist any Lien with respect to any of its property, or assign or otherwise convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries so to do, except for Permitted Liens, or enter into any agreement with any Person other than Administrative Agent or Lenders not to grant a security interest in, or otherwise encumber, any of its property, other than in connection with Permitted Liens, or permit any Subsidiary to do so.
7.6    Distributions. Pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any capital stock, or permit any of its Subsidiaries to do so, except that Borrower may repurchase the stock of former employees pursuant to stock repurchase agreements as long as an Event of Default does not exist prior to such repurchase or would not exist after giving effect to such repurchase, and the aggregate amount of such repurchase does not exceed $250,000 in any fiscal year.
7.7    Investments. Directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments; or maintain or invest any of its property with a Person other than as permitted under Section 6.9; or suffer or permit any Subsidiary to be a party to, or be bound by, an agreement that restricts such Subsidiary from paying dividends or otherwise distributing property to Borrower.
7.8    Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for transactions that are in the ordinary course of Borrower’s business and upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person.
7.9    Subordinated Debt. Make any payment in respect of any Subordinated Debt, or permit any of its Subsidiaries to make any such payment, except in compliance with the terms of any subordination agreement entered into with Administrative Agent or Lenders, or amend any provision contained in any documentation relating to the Subordinated Debt without the Required Lenders’ prior written consent.
7.10    Inventory and Equipment. Store the Inventory or the Equipment with a value of more than $100,000 with a bailee, warehouseman, or other third party unless the third party has been notified of Administrative Agent’s security interest and Administrative Agent (a) has received an acknowledgment from the third party that it is holding or will hold the Inventory or Equipment for Administrative Agent’s benefit or (b) is in pledge possession of the warehouse receipt, where negotiable, covering such Inventory or Equipment. Store or maintain any Equipment or Inventory with a value of more than $100,000 at a location other than the locations set forth in Section 10 of this Agreement and the Schedule or such other locations as Borrower has given Administrative Agent thirty (30) days prior written notice thereof.
7.11    Compliance. Become an “investment company” or be controlled by an “investment company,” within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Credit Extension for such purpose. Fail to meet the minimum funding requirements

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of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, or violate any law or regulation, in each case which could reasonably be expected to have a Material Adverse Effect, or permit any of its Subsidiaries to do any of the foregoing.
8.    EVENTS OF DEFAULT.
Any one or more of the following events shall constitute an Event of Default by Borrower under this Agreement:
8.1    Payment Default. If Borrower fails to pay, when due, any of the Obligations hereunder;
8.2    Covenant Default.
(a)    If Borrower fails to perform any obligation under Article 6 (other than Section 6.1 and 6.2) or violates any of the covenants contained in Article 7 of this Agreement; or
(b)    If Borrower fails or neglects to perform or observe any other material term, provision, condition, covenant contained in this Agreement (including Section 6.1 and 6.2) or in any of the other Loan Documents and as to any default under such other term, provision, condition or covenant that can be cured, has failed to cure such default within ten days after Borrower receives notice thereof from Administrative Agent, or any officer of Borrower becomes aware thereof; provided, however, that if the default cannot by its nature be cured within the ten day period or cannot after diligent attempts by Borrower be cured within such ten day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional reasonable period (which shall not in any case exceed 30 days) to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default but no Credit Extensions will be made.
8.3    Material Adverse Effect. If there occurs any circumstance or circumstances that could reasonably be expected to have a Material Adverse Effect;
8.4    Attachment. If any portion of Borrower’s (or of any entity under the control of Borrower (including a Subsidiary)) assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within fifteen (15) days, or if Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any portion of Borrower’s assets, or if a notice of lien, levy, or assessment is filed of record with respect to any of Borrower’s assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within fifteen (15) days after Borrower receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by Borrower (provided that no Credit Extensions will be required to be made during such cure period);
8.5    Insolvency. If Borrower (or any entity under the control of Borrower, including a Subsidiary) becomes insolvent, or if an Insolvency Proceeding is commenced by Borrower (or any entity under the control of Borrower, including a Subsidiary), or if an Insolvency Proceeding is commenced against Borrower and is not dismissed or stayed within thirty (30) days (provided that no Credit Extensions will be made prior to the dismissal of such Insolvency Proceeding);
8.6    Other Agreements. If there is a default or other failure to perform in any agreement to which Borrower is a party or by which it is bound resulting in a right by a third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of $1,000,000 or which could reasonably be expected to have a Material Adverse Effect;
8.7    Judgments. If a judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least $1,000,000 shall be rendered against Borrower and shall remain unsatisfied and unstayed

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for a period of 30 days (provided that no Credit Extensions will be made prior to the satisfaction or stay of such judgment);
8.8    Misrepresentations. If any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth herein or in any certificate delivered to Administrative Agent or Lenders by any Responsible Officer pursuant to this Agreement or to induce Lenders to enter into this Agreement or any other Loan Document; or
8.9    Guaranty. If any guaranty of all or a portion of the Obligations (a “Guaranty”) ceases for any reason to be in full force and effect, or any guarantor fails to perform any obligation under any Guaranty or a security agreement securing any Guaranty (collectively, the “Guaranty Documents”), or any event of default occurs under any Guaranty Document or any guarantor revokes or purports to revoke a Guaranty, or any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth in any Guaranty Document or in any certificate delivered to Administrative Agent or any Lender in connection with any Guaranty Document, or if any of the circumstances described in Sections 8.3 through 8.8 occur with respect to any guarantor.
9.    ADMINISTRATIVE AGENT’S RIGHTS AND REMEDIES.
9.1    Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Administrative Agent, at its election, may, or at the written direction of the Required Lenders, shall, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrower:
(a)    Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.5, all Obligations shall become immediately due and payable without any action by Administrative Agent or Lenders);
(b)    Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement or under any other agreement between Borrower and any Lender;
(c)    Demand that Borrower (i) deposit cash with Administrative Agent in an amount equal to 105% of the dollar equivalent of the aggregate undrawn amount of all Letters of Credit remaining undrawn to secure all of the Obligations relating to such Letters of Credit, as collateral security for the repayment of any future drawings under such Letters of Credit, and Borrower shall forthwith deposit and pay such amounts, and (ii) pay in advance all letter of credit fees scheduled to be paid or payable over the remaining term of any Letters of Credit (as determined by Administrative Agent in its good faith business judgment);
(d)    Settle or adjust disputes and claims directly with account debtors for amounts, upon terms and in whatever order that Administrative Agent and Required Lenders reasonably considers advisable;
(e)    Make such payments and do such acts as Administrative Agent considers necessary or reasonable to protect its security interest in the Collateral. Borrower agrees to assemble the Collateral if Administrative Agent so requires, and to make the Collateral available to Administrative Agent as Administrative Agent may designate. Borrower authorizes Administrative Agent to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien which in Administrative Agent’s determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith. With respect to any of Borrower’s owned premises, Borrower hereby grants Administrative Agent a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of Administrative Agent’s rights or remedies provided herein, at law, in equity, or otherwise;
(f)    In accordance with applicable law, set off and apply to the Obligations any and all (i) balances and deposits of Borrower held by a Lender, or (ii) indebtedness at any time owing to or for the credit or the account of Borrower held by a Lender;

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(g)    Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Administrative Agent is hereby granted a limited license or other right, solely pursuant to the provisions of this Section 9.1, to use, without charge, Borrower’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Administrative Agent’s exercise of its rights under this Section 9.1, Borrower’s rights under all licenses and all franchise agreements shall inure to Administrative Agent’s benefit;
(h)    Dispose of the Collateral by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower’s premises) as Administrative Agent and the Required Lenders determine is commercially reasonable, and apply any proceeds to the Obligations in whatever manner or order Administrative Agent and the Required Lenders deem appropriate;
(i)    place a “hold” on any account maintained with any Lender and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any control agreement or similar agreements providing control of any Collateral;
(j)    Administrative Agent may credit bid and purchase at any public sale;
(k)    demand and receive possession of Borrower’s Books; and
(l)    exercise all rights and remedies available to the Administrative Agent under the Loan Documents or at law or equity, including all remedies provided under the Code.
Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrower.
Administrative Agent hereby acknowledges that, to the extent that it holds physical possession of or “control” (as defined in the Code) over any Collateral, such possession or control is also for the benefit of each of the Lenders.
9.2    Power of Attorney. Effective only upon the occurrence and during the continuance of an Event of Default, Borrower hereby irrevocably appoints Administrative Agent (and any of Administrative Agent’s designated officers, or employees) as Borrower’s true and lawful attorney to: (a) send requests for verification of Accounts or notify account debtors of Administrative Agent’s security interest in the Accounts; (b) receive and open all mail addressed to Borrower for the purpose of collecting the Accounts; (c) notify all account debtors with respect to the Accounts to pay Administrative Agent directly; (d) endorse Borrower’s name on any checks or other forms of payment or security that may come into Administrative Agent’s possession, or at Administrative Agent’s request, cause any Lender to endorse Borrower’s name on any checks or other forms of payment or security that may come into such Lender’s possession; (e) sign Borrower’s name on any invoice or bill of lading relating to any Account, drafts against account debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to account debtors; (f) make, settle, and adjust all claims under and decisions with respect to Borrower’s policies of insurance; (g) demand, collect, receive, sue, and give releases to any account debtor for the monies due or which may become due upon or with respect to the Accounts and to compromise, prosecute, or defend any action, claim, case or proceeding relating to the Accounts; (h) settle and adjust disputes and claims respecting the accounts directly with account debtors, for amounts and upon terms which Administrative Agent determines to be reasonable; (i) sell, assign, transfer, pledge, compromise, discharge or otherwise dispose of any Collateral; (j) execute on behalf of Borrower any and all instruments, documents, financing statements and the like to perfect Administrative Agent’s interests in the Accounts and file, in its sole discretion, one or more financing or continuation statements and amendments thereto, relative to any of the Collateral; and (k) do all acts and things necessary or expedient, in furtherance of any such purposes. The appointment of Administrative Agent as Borrower’s attorney in fact, and each and every one of Administrative Agent’s rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully repaid and performed and Lenders’ obligation to provide Credit Extensions hereunder is terminated.

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9.3    Application of Payments and Proceeds. Notwithstanding anything to the contrary contained in this Agreement, upon the occurrence and during the continuance of an Event of Default:
(a)    Borrower irrevocably waives the right to direct the application of payments at any time or times thereafter received by Administrative Agent or any Lender from or on behalf of Borrower of all or any part of the Obligations, and, as between Borrower on the one hand and Administrative Agent and Lenders on the other, Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and to reapply all payments received against the Obligations in such manner as Administrative Agent and/or the Lenders may deem advisable (subject to the pro rata application of all such sums in accordance with this Agreement and to the order of application set forth in clause (b) of this Section 9.3) notwithstanding any previous application by Administrative Agent or the Lenders, and
(b)    after the exercise of remedies provided for in Section 9.1, any amounts received by the Administrative Agent or any Lender on account of the Obligations shall be applied by the Administrative Agent and Lenders in the following order:
(i)    first, to the Lender Expenses;
(ii)    second, to pay all fees, costs, indemnities, reimbursements and expenses then due to the Lenders under the Loan Documents, until paid in full in cash
(iii)    third, to accrued and unpaid interest on the Obligations until paid in full in cash (including any interest which, but for the provisions of the United States Bankruptcy Code, would have accrued on such amounts);
(iv)    fourth, to the principal amount of the Obligations outstanding until paid in full in cash; and
(v)    fifth, to any other indebtedness or obligations of Borrower owing to Administrative Agent or any Lender under the Loan Documents.
Any balance remaining shall be delivered to Borrower or to whoever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct. In carrying out the foregoing, (x) amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category, and (y) each of the Persons entitled to receive a payment in any particular category shall receive an amount equal to its pro rata share of amounts available to be applied pursuant thereto for such category. Any reference in this Agreement to an allocation between or sharing by the Lenders of any right, interest or obligation “ratably,” “proportionally” or in similar terms shall refer to Pro Rata Share unless expressly provided otherwise. Administrative Agent, or if applicable, each Lender, shall promptly remit to the other Lenders such sums as may be necessary to ensure the ratable repayment of each Lender’s portion of the Advances and the ratable distribution of interest, fees and reimbursements paid or made by Borrower. If it is determined that a Lender received more than its Pro Rata Share of scheduled payments made on any date or dates, then such Lender shall remit to Administrative Agent or other Lenders such sums as may be necessary to ensure the ratable payment of such scheduled payments, as instructed by Administrative Agent. Any payment or distribution of any kind or character, whether in cash, properties or securities, shall be received by a Lender in excess of its ratable share, then the portion of such payment or distribution in excess of such Lender’s Pro Rata Share shall be received by such Lender in trust for and shall be promptly paid over to the other Lender for application to the payments of amounts due on the other Lenders’ claims. To the extent any payment for the account of Borrower is required to be returned as a voidable transfer or otherwise, the Lenders shall contribute to one another as is necessary to ensure that such return of payment is on a pro rata basis. If any Lender shall obtain possession of any Collateral, it shall hold such Collateral for itself and as agent and bailee for Administrative Agent and Lenders for purposes of perfecting Administrative Agent’s and Lenders’ security interest therein. Notwithstanding anything to the contrary contained herein, Borrower shall not be liable for the failure of any Lender to comply with its obligations hereunder.

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9.4    Accounts Collection. In addition to the foregoing, at any time after the occurrence and during the continuation of an Event of Default, Administrative Agent may notify any Person owing funds to Borrower of Administrative Agent’s security interest in such funds and verify the amount of such Account. During the existence of an Event of Default, upon written instruction by Administrative Agent Borrower shall collect all amounts owing to Borrower for Administrative Agent, receive in trust all payments as Administrative Agent’s trustee, and immediately deliver such payments to Administrative Agent in their original form as received from the account debtor, with proper endorsements for deposit.
9.5    Lender Expenses. If Borrower fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Administrative Agent may do any or all of the following after reasonable notice to Borrower and with the consent of the Required Lenders: (a) make payment of the same or any part thereof to the extent such amounts relate to protecting or maintaining the Collateral; (b) set up such reserves as Administrative Agent deems necessary to protect Administrative Agent or any Lender from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type discussed in Section 6.6, and take any action with respect to such policies as Administrative Agent deems prudent. Any amounts so paid or deposited by Administrative Agent shall constitute Lender Expenses, shall be immediately due and payable, and shall bear interest at the then applicable rate hereinabove provided, and shall be secured by the Collateral. Any payments made by Administrative Agent shall not constitute an agreement by Administrative Agent or any Lender to make similar payments in the future or a waiver by Administrative Agent or any Lender of any Event of Default under this Agreement.
9.6    Liability for Collateral. So long as Administrative Agent complies with reasonable banking practices, Administrative Agent shall not in any way or manner be liable or responsible to the Borrower for: (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other person whomsoever. All risk of loss, damage or destruction of the Collateral shall be borne by Borrower.
9.7    Remedies Cumulative. Administrative Agent’s rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Administrative Agent shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Administrative Agent of one right or remedy shall be deemed an election, and no waiver by Administrative Agent or of any Event of Default on Borrower’s part shall be deemed a continuing waiver. No delay by Administrative Agent shall constitute a waiver, election, or acquiescence by it. No waiver shall be effective unless made in a written document signed on behalf of Administrative Agent and Lenders required under Section 12.5 and then shall be effective only in the instance and for the purpose for which it was given.
9.8    Demand; Protest. Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Administrative Agent or any Lender on which Borrower may in any way be liable.
9.9    Shares. Borrower recognizes that Administrative Agent may be unable to effect a public sale of any or all the Shares, by reason of certain prohibitions contained in federal securities laws and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Borrower acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. Administrative Agent shall be under no obligation to delay a sale of any of the Shares for the period of time necessary to permit the issuer thereof to register such securities for public sale under federal securities laws or under applicable state securities laws, even if such issuer would agree to do so.
9.10    Adjustments-Set-off. Upon the occurrence and during the continuance of any Event of Default, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, without prior notice to the Borrower, any such notice being expressly waived by the Borrower, to the fullest extent permitted by

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applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, at any time held or owing, and any other credits, indebtedness, claims or obligations, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender, its Affiliates or any branch or agency thereof to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender or its Affiliates, irrespective of whether or not such Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such other Loan Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application made by such Lender or any of its Affiliates; provided that the failure to give such notice shall not affect the validity of such setoff and application.
10.    NOTICES.
Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by a recognized overnight delivery service, certified mail, postage prepaid, return receipt requested, electronic mail, or by telefacsimile to Borrower, Administrative Agent or Lenders, as the case may be, at its addresses set forth below:
If to Borrower:    FIVE9, INC.
Bishop Ranch 8
4000 Executive Parkway, Suite 400
San Ramon, CA 94583
Attn: David Hill
FAX: (925) 397-3460
email: dhill@five9.com
If to CNB, as Lender or    City National Bank
Administrative Agent:    150 California Street, 13th Floor
San Francisco, CA 94111
Attn: Rod Werner, Managing Director
FAX: (415) 576-2811
email: rod.werner@cnb.com
And
City National Bank
Legal Department
Attn: Managing Counsel, Credit Unit
555 S. Flower Street, 18th Floor
Los Angeles, CA 90071
If to SVB:     Silicon Valley Bank
    555 Mission Street
    San Francisco, California 94105
    Attn: Sean Thompson
    FAX: __________________
    email: sthompson@svb.com
Such notices or demands will be deemed delivered when received or, if sent by electronic mail or telefacsimile, when receipt is acknowledged by the recipient. The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

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11.    CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER; JUDICIAL REFERENCE.
This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California, without regard to principles of conflicts of law. Each of Borrower, Administrative Agent and each Lender submits to the jurisdiction of the state and Federal courts located in the County of Los Angeles, State of California. BORROWER, ADMINISTRATIVE AGENT AND EACH LENDER EACH HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS.
If the jury waiver set forth in this Section is not enforceable, then any dispute, controversy or claim arising out of or relating to this Agreement, the Loan Documents or any of the transactions contemplated therein shall be settled by judicial reference pursuant to Code of Civil Procedure Section 638 et seq. before a referee sitting without a jury, such referee to be mutually acceptable to the parties or, if no agreement is reached, by a referee appointed by the Presiding Judge of the California Superior Court for Los Angeles County. This Section shall not restrict a party from exercising remedies under the Code or from exercising pre-judgment remedies under applicable law.
12.    GENERAL PROVISIONS.
12.1    Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties; provided, however, that neither this Agreement nor any rights hereunder may be assigned by Borrower without Required Lenders’ prior written consent, which consent may be granted or withheld in any such Lender’s sole discretion. Any sale, transfer, or assignment or grant of participation in all or any part of, or any interest in, a Lender’s obligations, rights and benefits to any Person that is not a direct competitor of Borrower shall require the prior written consent of Borrower, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, following an Event of Default, or in connection with the sale or disposition of a Lender or all or a portion of a Lender’s loan portfolio, such Lender shall have the right without the consent of or notice to Borrower to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, such Lender’s obligations, rights and benefits hereunder to any Person.
12.2    Indemnification. Borrower shall defend, indemnify and hold harmless Administrative Agent and each Lender and their officers, employees, and agents against: (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by this Agreement; and (b) all losses or expenses (including Lender Expenses) in any way suffered, incurred, or paid by Administrative Agent or any Lender as a result of or in any way arising out of, following, or consequential to transactions between Administrative Agent or a Lender and Borrower under this Agreement (including without limitation reasonable attorneys’ fees and expenses), in each case except for losses caused by the gross negligence or willful misconduct of Administrative Agent or such Lender, as applicable.
12.3    Time of Essence. Time is of the essence for the performance of all obligations set forth in this Agreement.
12.4    Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.
12.5    Amendments in Writing, Integration. All prior agreements, understandings, representations, warranties, and negotiations between the parties hereto with respect to the subject matter of this Agreement and the Loan Documents, if any, are merged into this Agreement and the Loan Documents. Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 12.5. The Required Lenders and the Borrower may, or, with the written consent of the Required Lenders, the Administrative Agent and Borrower may, from time to time, (i) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the

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Lenders or of the Borrower hereunder or thereunder or (ii) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided that no such waiver and no such amendment, supplement or modification shall:
(a)    (i) forgive the principal amount or extend the final scheduled date of maturity of any Loan, (ii) reduce the stated rate of any interest or fee payable hereunder, (iii) extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Loan Commitment, (iv) modify the Borrowing Base (any other changes to the extent that such change has the effect of increasing the Advance rate), in each case, without the written consent of each Lender directly affected thereby;
(b)    (i) eliminate or reduce the voting rights of any Lender under this Section 12.5 without the written consent of such Lender; (ii) amend the definition of Required Lenders, (iii) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, (iv) release the Borrower from its obligations under the Loan Documents, release all or substantially all of the Collateral or release all or substantially all of the guarantors from their obligations under any guaranty, in each case without the written consent of all Lenders; or
(c)    (i) amend, modify or waive any pro rata requirements or the application of payments in Section 9.3 without the written consent of each Lender
Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Borrower, the Lenders, the Administrative Agent, the Issuing Bank and all future holders of the Loans. In the case of any waiver, the Borrower, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured during the period such waiver is effective; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.
12.6    Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof. Notwithstanding the foregoing, Borrower shall deliver all original signed documents requested by Administrative Agent no later than ten (10) Business Days following the initial Advance.
12.7    Survival. All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations remain outstanding or any Lender has any obligation to make Credit Extensions to Borrower. The obligations of Borrower to indemnify Administrative Agent and Lenders with respect to the expenses, damages, losses, costs and liabilities described in Section 12.2 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Administrative Agent or any Lender have run.
12.8    Confidentiality; Disclosure. In handling any confidential information of Borrower or any Subsidiary, Administrative Agent and Lenders and all employees and agents thereof, including but not limited to accountants, shall exercise the same degree of care that it exercises with respect to its own proprietary information of the same types to maintain the confidentiality of any non-public information thereby received or received pursuant to this Agreement except that disclosure of such information may be made (i) to the Subsidiaries or Affiliates of Administrative Agent or any Lender in connection with their present or prospective business relations with Borrower so long as such Subsidiaries or Affiliates comply with the provisions of this Section 12.8, (ii) to prospective transferees or purchasers of any interest in the loans, provided that they are similarly bound by confidentiality obligations, (iii) as required by law, regulations, rule or order, subpoena, judicial order or similar order, (iv) as may be required in connection with the examination, audit or similar investigation of Administrative Agent or any Lender, (v) as Administrative Agent

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or any Lender may determine in connection with the enforcement of any remedies hereunder, and (vi) to third-party service providers of a Lender so long as such service providers are similarly bound by confidentiality obligations. Confidential information hereunder shall not include information that either: (a) is in the public domain or in the knowledge or possession of Administrative Agent or any Lender when disclosed to such party, or becomes part of the public domain after disclosure to Administrative Agent or Lender through no fault of such party; or (b) is disclosed to Administrative Agent or a Lender by a third party, provided such party does not have actual knowledge that such third party is prohibited from disclosing such information. Borrower authorizes each Lender to disclose its relationship with Borrower, including use of Borrower’s logo in such Lender’s promotional materials.
12.9    Patriot Act Notice. Lenders notify Borrower that, pursuant to the requirements of of “know your customer” and anti-money-laundering rules and regulations (including the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “ Patriot Act “), Lenders are required to obtain, verify and record information that identifies Borrower and its Subsidiaries and affiliates, which information includes names and addresses and other information that will allow each Lender to identify the Borrower in accordance with such rules and regulations. The Borrower will, and will cause each of its Subsidiaries to, provide such information and take such actions as are reasonably requested by the Administrative Agent or any Lender to assist the Administrative Agent or any such Lender in maintaining compliance with such applicable rules and regulations.
13.    ADMINISTRATIVE AGENT.
13.1    Appointment and Authorization of Administrative Agent. Each Lender hereby irrevocably appoints, designates and authorizes Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.
13.2    Delegation of Duties. Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through its, or its Affiliates’, agents, employees or attorneys-in-fact and shall be entitled to obtain and rely upon the advice of counsel and other consultants or experts concerning all matters pertaining to such duties. Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.
13.3    Liability of Administrative Agent. Except as otherwise provided herein, no Administrative Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by Borrower or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of Borrower or any other party to any Loan Document (other than the Administrative Agent) to perform its obligations hereunder or thereunder. No Administrative Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of Borrower or any Affiliate thereof.

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13.4    Reliance by Administrative Agent. Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation reasonably believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrower), independent accountants and other experts selected by Administrative Agent. As between Administrative Agent and Lenders, Administrative Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of all Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of all Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.
13.5    Notice of Default. Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any default and/or Event of Default, unless Administrative Agent shall have received written notice from a Lender or Borrower, describing such default or Event of Default. Administrative Agent will notify the Lenders of its receipt of any such notice. Administrative Agent shall take such action permitted by this Agreement with respect to an Event of Default as it elects or as may be directed in writing by the Required Lenders in accordance with Section 9.1(a); provided, however, that while an Event of Default has occurred and is continuing, Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as Administrative Agent shall deem advisable or in the best interest of the Lenders to protect and safeguard the Collateral, including, without limitation, satisfaction of other Liens on the Collateral not permitted under the Loan Documents, payment of taxes on behalf of Borrower, payments to landlords, warehouseman, bailees and other Persons in possession of the Collateral, and actions with respect to insurance claims for casualty events affecting Borrower and/or the Collateral.
13.6    Credit Decision; Disclosure of Information by Administrative Agent. Each Lender acknowledges that no Administrative Agent-Related Person has made any representation or warranty to it, and that no act by Administrative Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of Borrower or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Administrative Agent-Related Person to any Lender as to any matter, including whether Administrative Agent-Related Persons have disclosed material information in their possession. Each Lender represents to Administrative Agent that it has, independently and without reliance upon any Administrative Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower and its Subsidiaries, and all applicable bank or other regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrower hereunder. Each Lender also represents that it will, independently and without reliance upon any Administrative Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower. Except for notices, reports and other documents expressly required to be furnished to the Lenders by Administrative Agent herein, Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of Borrower or any of its Affiliates which may come into the possession of any Administrative Agent-Related Person.
13.7    Indemnification of Administrative Agent. Whether or not the transactions contemplated hereby are consummated, each Lender shall, severally and pro rata based on its respective Pro Rata Share, indemnify upon demand each Administrative Agent-Related Person in its capacity as such (to the extent not reimbursed by or on behalf of Borrower and without limiting the obligation of Borrower to do so), and hold harmless each Administrative Agent-Related Person from and against all Claims (which shall not include legal expenses of Administrative Agent incurred in connection with the closing of the transactions contemplated by this Agreement) incurred by it; provided,

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however, that no Lender shall be liable for the payment to any Administrative Agent-Related Person of any portion of such Indemnified Liabilities to the extent determined in a judgment by a court of competent jurisdiction to have resulted from such Administrative Agent-Related Person’s own gross negligence or willful misconduct; provided, however, that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 13.7. Without limitation of the foregoing, each Lender shall, severally and pro rata based on its respective Pro Rata Share, reimburse Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Lender Expenses incurred after the Closing Date) incurred by Administrative Agent (in its capacity as Administrative Agent, and not as a Lender) in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that Administrative Agent is not reimbursed for such expenses by or on behalf of Borrower; provided, however, that no Lender shall be liable for the payment to any Administrative Agent of any portion of such amounts to the extent determined in a judgment by a court of competent jurisdiction to have resulted from such Administrative Agent’s own gross negligence or willful misconduct; provided, however, that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 13.7. The undertaking in this Section 13.7 shall survive the payment in full of the Obligations, the termination of this Agreement and the resignation of Administrative Agent.
13.8    Administrative Agent in its Individual Capacity. With respect to its Credit Extensions, CNB shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not Administrative Agent, and the terms “Lender” and “Lenders” include CNB in its individual capacity.
13.9    Successor Administrative Agent. Administrative Agent may resign as Administrative Agent upon 30 days’ prior notice to Lenders and Borrower. If Administrative Agent resigns under this Agreement, all Lenders shall appoint from among the Lenders (or the Affiliates thereof) a successor Administrative Agent for the Lenders, which successor Administrative Agent shall (unless an Event of Default has occurred and is continuing) be subject to the approval of Borrower (which approval shall not be unreasonably withheld, delayed or conditioned). If no successor Administrative Agent is appointed prior to the effective date of the resignation of Administrative Agent, Administrative Agent may appoint, after consulting with the Lenders and Borrower, a successor Administrative Agent from among the Lenders (or the Affiliates thereof). Upon the acceptance of its appointment as successor Administrative Agent hereunder, the Person acting as such successor Administrative Agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent” means such successor Administrative Agent and the retiring Administrative Agent’s appointment, powers and duties in such capacities shall be terminated without any other further act or deed on its behalf. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article 13 and Section 12.1 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. If no successor Administrative Agent has accepted appointment as Administrative Agent by the date ten (10) days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of Administrative Agent hereunder until such time, if any, as the Lenders appoint a successor agent as provided for above.
13.10    Administrative Agent May File Proofs of Claim. In case of the pendency of any Insolvency Proceeding relative to Borrower, Administrative Agent (irrespective of whether the principal of any Advance shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Credit Extensions and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and

35.

Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and Administrative Agent allowed in such judicial proceeding); and
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same.
Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such Insolvency Proceeding is hereby authorized by each Lender to make such payments to Administrative Agent and, if Administrative Agent consents to the making of such payments directly to the Lenders, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent under this Agreement. To the extent that Administrative Agent fails timely to do so, each Lender may file a claim relating to such Lender’s claim.
13.11    Collateral and Guaranty Matters. The Lenders irrevocably authorize Administrative Agent, at its option and in its discretion, to release any guarantor and any Lien on any Collateral granted to or held by Administrative Agent under any Loan Document (i) upon the date that all Obligations (other than inchoate indemnity obligations or Obligations that have been cash collateralized in accordance herewith) due hereunder have been fully and indefeasibly paid in full in cash and no Commitment Amounts or other obligations of any Lender to provide funds to Borrower under this Agreement remain outstanding, (ii) that is transferred or to be transferred as part of or in connection with any Transfer permitted hereunder or under any other Loan Document, or (iii) as approved in accordance with Section 12.5. Upon Administrative Agent’s request at any time, all Lenders will confirm in writing Administrative Agent’s authority to release its interest in particular types or items of property, pursuant to this Section 13.11.

[SIGNATURE PAGE FOLLOWS]

36.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

FIVE9, INC. By:/s/ Barry Zwarenstein Title: Chief Financial Officer
CITY NATIONAL BANK, as Administrative Agent and a Lender By:/s/ Alan Jepsen Title: Senior Vice President SILICON VALLEY BANK, as Lender By:/s/ Sean Thompson Title: Vice President

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DEBTOR:    FIVE9, INC.
SECURED PARTY:    CITY NATIONAL BANK
EXHIBIT A

COLLATERAL DESCRIPTION ATTACHMENT
TO LOAN AND SECURITY AGREEMENT
All personal property of Borrower (herein referred to as “Borrower” or “Debtor”) whether presently existing or hereafter created or acquired, and wherever located, including, but not limited to:
(a)     all accounts (including health-care-insurance receivables), chattel paper (including tangible and electronic chattel paper), commercial tort claims, deposit accounts, securities accounts, documents (including negotiable documents), equipment (including all accessions and additions thereto), general intangibles (including payment intangibles and software), goods (including fixtures), instruments (including promissory notes), inventory (including all goods held for sale or lease or to be furnished under a contract of service, and including returns and repossessions), investment property (including securities and securities entitlements), letter of credit rights, money, and all of Debtor’s books and records with respect to any of the foregoing, and the computers and equipment containing said books and records;
(b)     any and all cash proceeds and/or noncash proceeds of any of the foregoing, including, without limitation, insurance proceeds, and all supporting obligations and the security therefor or for any right to payment. All terms above have the meanings given to them in the California Uniform Commercial Code, as amended or supplemented from time to time.
Notwithstanding the foregoing, the Collateral shall not include:
(y) any Equipment or rights of Borrower as a licensee to the extent the granting of a security interest therein (i) would be contrary to applicable law or (ii) is prohibited by or would constitute a default under any agreement or document governing such property (but only to the extent such prohibition is enforceable under applicable law); provided that upon the termination or lapsing of any such prohibition, such property shall automatically be part of the Collateral; and provided further that the provisions of this paragraph shall in no case exclude from the definition of “Collateral” any Accounts, proceeds of the disposition of any property, or general intangibles consisting of rights to payment, all of which shall at all times constitute “Collateral”; and
(z) voting equity interests in a controlled foreign corporation (as defined in the United States Internal Revenue Code) solely to the extent such equity interests represents more than 65% of the total combined voting power of all classes of equity interests of such controlled foreign corporation.

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EXHIBIT B
LOAN ADVANCE/PAYDOWN REQUEST FORM (CNB)
DEADLINE FOR NEXT DAY PROCESSING IS 11:00 A.M., Pacific Time

TO: ______________________    DATE:         TIME:
FAX #: ___________________

FROM:
   Borrower’s Name
FROM:
   Authorized Signer’s Name
FROM:
   Authorized Signature (Borrower)
PHONE #:
FROM ACCOUNT#:
(please include Note number, if applicable)
TO ACCOUNT #:
(please include Note number, if applicable)

TELEPHONE REQUEST (For Bank Use Only):
The following person is authorized to request the loan payment transfer/loan advance on the designated account and is known to me.

Authorized Requester & Phone #

Received by (Bank) & Phone #

Authorized Signature (Bank)

REQUESTED TRANSACTION TYPE REQUESTED DOLLAR AMOUNT PRINCIPAL INCREASE* (ADVANCE) $ PRINCIPAL PAYMENT (ONLY) $ OTHER INSTRUCTIONS:	For Bank Use Only Date Rec’d: Time: Comp. Status: YES NO Status Date: Time: Approval:

(i) All representations and warranties of Borrower stated in the Loan Agreement are true, correct and complete in all material respects as of the date of the telephone request for and advance confirmed by this Borrowing Certificate; provided, however, that (a) those representations and warranties the date expressly referring to another date shall be true, correct and complete in all material respects as of such date and (b) such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof and (ii) Borrower is in compliance with all covenants in the Loan Agreement and no Default or Event of Default shall be continuing or would exist after giving effect to such credit extension.

*IS THERE A WIRE REQUEST TIED TO THIS LOAN ADVANCE? (PLEASE CIRCLE ONE)    YES    NO
If YES, the Outgoing Wire Transfer Instructions must be completed below.

OUTGOING WIRE TRANSFER INSTRUCTIONS	Fed Reference Number	Bank Transfer Number
The items marked with an asterisk (*) are required to be completed.
*Beneficiary Name
*Beneficiary Account Number
*Beneficiary Address
Currency Type	US DOLLARS ONLY
*ABA Routing Number (9 Digits)
*Receiving Institution Name
*Receiving Institution Address
*Wire Amount	$

EXHIBIT C
BORROWING BASE CERTIFICATE

Borrower: FIVE9, INC. Administrative Agent: City National Bank Commitment Amount: $50,000,000

MONTHLY RECURRING REVENUE
1. Monthly Recurring Revenue (four months)	$___________
2. Average dollar based retention rate (trailing 12 months)	___________%
3. Availability	$___________

BALANCES
4. Maximum Loan Amount	$50,000,000
5. Total Funds Available [Lesser of #3 or #4]	$___________
6. Present balance owing on Line of Credit (including outstanding Letters of Credit)	$___________
7. Availability (#5 minus #6)	$___________

The undersigned represents and warrants that the foregoing is true, complete and correct, and that the information reflected in this Borrowing Base Certificate complies with the representations and warranties set forth in the Loan and Security Agreement between the undersigned City National Bank, as Administrative Agent and a Lender, and Silicon Valley Bank, as a Lender.

FIVE9, INC.

By:
Authorized Signer

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EXHIBIT D
COMPLIANCE CERTIFICATE

TO:	CITY NATIONAL BANK

FROM:	FIVE9, INC.
The undersigned authorized officer of FIVE9, INC. (“Borrower”) hereby certifies that in accordance with the terms and conditions of the Loan and Security Agreement, dated August 1, 2016, City National Bank, as a lender (as defined below) and in its capacity as administrative agent for the lenders, Silicon Valley Bank, as a lender, and Borrower, (i) Borrower is in complete compliance for the period ending _______________ with all required covenants except as noted below and (ii) all representations and warranties of Borrower stated in the Agreement are true and correct in all material respects as of the date hereof (except to the extent that such representations and warranties expressly relate to an earlier specified date, in which case such representations and warranties shall have been true and correct in all material respects as of the date when made and such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof). Attached herewith are the required documents supporting the above certification. The Officer further certifies that these are prepared in accordance with Generally Accepted Accounting Principles (GAAP) and are consistently applied from one period to the next except as explained in an accompanying letter or footnotes.

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Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required		Complies

Monthly Recurring Revenue Report/BBC	Monthly within 30 days		Yes	No
Monthly financial statements + Compliance Cert.	Monthly within 30 days		Yes	No
Annual audited financial statements	Annually within 120 days		Yes	No
Cash and cash equivalent balance in Administrative Agent and Lender Accounts	$25,000,000		Yes	No
Financial projections	Within 60 days of fiscal year beginning		Yes	No
Compliance with SEC Reporting	As required by applicable law, rules and regulations		Yes	No

Financial Covenant	Required	Actual	Complies

Liquidity Coverage	See Section 6.10		Yes	No

Comments Regarding Exceptions: See Attached.	BANK USE ONLY

Received by:
Sincerely,	AUTHORIZED SIGNER

Date:

Verified:
SIGNATURE	AUTHORIZED SIGNER

Date:
TITLE
	Compliance Status		Yes	No

DATE

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SCHEDULE 1.1
LOAN COMMITMENTS

City National Bank	$25,000,000
Silicon Valley Bank	$25,000,000
Total Commitments	$50,000,000

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